                                                                   EXHIBIT 10.16

                                                                31, October 1996

        DEVELOPMENT, PATENT AND TRADEMARK/KNOW-HOW LICENSING AND SUPPLY
                             AGREEMENT - CPI-1189


                                    between



                             H. Lundbeck A/S
                             9 Ottiliavej
                             DK-2500 Copenhagen-Valby
                             Denmark



                                      and



                             Centaur Pharmaceuticals, Inc.
                             484 Oakmead Parkway
                             Sunnyvale, CA 94086
                             United States of America




--------------------------------------------------------------------------------
[*] - Confidential treatment is being sought with respect to this portion of this agreement. This portion has been omitted from this filing and has been filed spearately with the Securities and Exchange Commission.

                                                                               1
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                                                                31, October 1996

                               TABLE OF CONTENTS


     PREAMBLE

1.   Definitions

2. Grant of License Rights; Mechanism for Expansion of Territory; Rights Relating To a "Back-Up Compound" and to "Additional Compounds"

3.   Competition Clause

4. Payments and Creditability of Same; Maximum Lundbeck Payments During Specified Years

5.   Royalties

6.   Steering Committee; Joint Project Team; Development Plan and Related
     Activities

7.   Manufacturing and Supply

8.   Marketing

9.   Reporting of Adverse Reactions

10.  Confidentiality

11. Patent Prosecution; Patent and Trademark Infringement; Know-How; Proprietary Rights

12.  Liability and Indemnification

13.  Term and Termination

14.  Force Majeure

15.  Warranties and Representations

16.  Resolution of Disputes

17.  Miscellaneous Provisions

18.  Know-How and Information

                                                                               2
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                                                                31, October 1996

ANNEXES:

ANNEX A: Patents and Patent Applications
ANNEX B: Development Plan
ANNEX C: Manufacturing Agreement (including tentative quality specifications)

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                                                                31, October 1996

                               LICENSE AGREEMENT


                                    between


                        H. Lundbeck A/S
                        9 Ottiliavej
                        DK-2500 Copenhagen-Valby
                        Denmark
                        (hereinafter "LUNDBECK")


                                and


                        Centaur Pharmaceuticals, Inc.
                        484 Oakmead Parkway
                        Sunnyvale, CA 94086
                        United States of America
                        (hereinafter "CENTAUR")



WHEREAS, Centaur has invented and developed the chemical compound known under the name "CPI-1189" and is the owner of certain patent rights in various European and other countries covering CPI-1189;

WHEREAS, Centaur has developed certain know-how concerning the formulation and use of pharmaceutical forms of CPI-1189 for Parkinson's disease;

WHEREAS, Lundbeck wishes to obtain from Centaur for the Territory/1/ certain rights relating to CPI-1189 for Parkinson's disease;

WHEREAS, Centaur and Lundbeck wish jointly to undertake the further development of CPI-1189 for Parkinson's disease so that data and/or documentation developed can be used by Lundbeck for governmental approval, marketing and selling in the Territory, and Centaur can use such data and/or documentation outside the Territory;

WHEREAS, Centaur is willing to manufacture and supply and Lundbeck may wish to act as "back-up" supplier of CPI-1189 for the Territory;

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:

______________________________
/1/  Initial capitalized terms are defined below in this Agreement.

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                                                                31, October 1996

1.   DEFINITIONS

For the purposes of this Agreement the following definitions shall apply:

1.1 "Additional Compounds" shall mean any compound, the rights to use for Primary Indication are owned or controlled by Centaur and which Centaur intends to develop for the Primary Indication. Additional Compounds shall include such compounds and all pharmaceutically acceptable salts, esters, prodrugs, metabolites, precursors and other such forms thereof for use in treating the Primary Indication.

1.2 "Affiliate" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors or at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement. "Centaur" and "Lundbeck" shall mean the entities identified in the preamble, together with the respective Affiliates of each.

1.3 "Approval for Sale" shall mean that Lundbeck has obtained all necessary authorizations including the conclusion of relevant price and reimbursement negotiations necessary to obtain the first commercial sale of Licensed Products for treatment of Primary Indication in any part of the Territory to an Independent Third Party for treatment of human patients.

1.4  "Back-Up Compound" shall mean as defined in Section 2.4.

1.5 "Bulk Product" shall mean finished goods packaged in bulk ready for final packaging and labelling as Licensed Product in accordance with Annex C or such other material as might be agreed to by the parties.

1.6 "Bulk Substance" shall mean the pure active substance of CPI-1189 delivered in suitable containers as agreed by the parties in accordance with Annex C or such other material as might be agreed to by the parties.

1.7  "Centaur Technology" shall mean Licensed Patents and Centaur's Know-How.

1.8 "Combination Product" shall mean any finished pharmaceutical product made for human therapy containing CPI-1189 as an active ingredient in combination with one or more other active ingredients.

1.9 "Confidential Information" shall mean any and all information of or about a party including all information relating to any technology, product, process or intellectual property of such

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                                                                31, October 1996

     party only as pertinent to Licensed Product (including, but not limited to, owned or licensed intellectual property rights, data, Know-How, samples, technical and non-technical material, and specifications) as well as any business plan, financial information, or other confidential commercial information of or about such other party. Notwithstanding the foregoing, specific information shall not be considered "Confidential Information" with respect to such party to the extent that the other party possessing such information can demonstrate by written record or other suitable physical evidence that:

     (a) such specific information was lawfully in such other party's possession or control prior to the time such information was disclosed to such other party by the party to whom the information relates;

     (b) such specific information was developed by such other party independently of the Confidential Information of the other party;

     (c) such specific information was lawfully obtained by such other party from a third party under no obligation of confidentiality to the party to whom such information relates; or

     (d) such specific information was at the time it was disclosed or obtained by such other party, or thereafter became, publicly known otherwise than through a breach by such other party of such other party's obligations to the party to whom such information relates, provided, however, that disclosure of such information to a regulatory authority or governmental body, unless it becomes generally disseminated, will not be considered publicly known.

1.10 "CPI-1189" shall mean the chemical compound developed by Centaur known as CPI-1189 as well as all pharmaceutically acceptable salts, esters, prodrugs, precursors, metabolites and other such forms thereof. (For the full and exhaustive description of CPI-1189 reference is made to the letter between the parties dated contemporaneously with the Date of Execution.)

1.11 "Date of Execution" shall mean the date of signature to this Agreement by the party last to sign.

1.12 "DKK" shall mean the official currency of Denmark, the Danish Kroner.

1.13 "European Union" shall (i) if used as reference to a geographical area mean the following countries as they presently exist regardless of whether they change form, including without limitation their respective territorial possessions at the Date of Execution: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom; and (ii) if used as a reference to a body or agency having regulatory authority, mean the relevant centralized European Union authority as in existence from time to time.

1.14 "FDA" shall mean the Food and Drug Administration of the United States of America.

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                                                                31, October 1996

1.15 "Force Majeure" shall mean as defined in Section 14.1.

1.16 "IND" shall mean an investigational new drug application filed with the FDA.

1.17 "Independent Third Party" with respect to a party hereto shall mean an organization or a person that is neither the party nor an Affiliate of a party.

1.18 "Know-How" shall mean with respect to either party, collectively, all proprietary information, Confidential Information, methods, products, ideas, processes, technologies, inventions, data, information and all intellectual property rights connected therewith, whether or not patentable and whether oral, written or stored in any computer format, owned, controlled or licensed to either party, now or during the term of this Agreement, to the extent related to the research, development, manufacture, use or sale of CPI-1189, Bulk Product, Bulk Substance and/or Licensed Product for the Primary Indication in the Territory, explicitly including without limitation Synthesis Data, and in the case where licensed to a party, where such party has, or may in the future have, the right to transfer, disclose and/or grant licenses to the other without violating contractual agreements with such third party existing prior or subsequent to the Effective Date.

1.19 "Licensed Patents" shall mean any and all present or future patents and patent applications in the Territory or covering any part of the Territory including a Valid Claim covering CPI-1189 and/or its use as a medicinal product for the Primary Indication in whole or in part which are or become owned by Centaur, which Centaur has, now or in the future, the right to grant licenses to Lundbeck, including the issued patents and patent applications listed in Annex A, forming an integral part of this agreement, as well as any and all extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof in the Territory.

1.20 "Licensed Products" shall mean Products and/or Combination Products.

1.21 "Marketing Quarter" shall mean the three (3) month period commencing on the first day of January, April, July and October of each calendar year.

1.22 "Marketing Year" shall mean calendar year periods except for the first Marketing Year. The first Marketing Year shall commence after Registration in the first country in the Territory and on the first day of the month in which Lundbeck makes its first commercial sale of Licensed Product (that is, invoices its first sale of a Licensed Product to an Independent Third Party) in the Territory until December 31st of that year. Subsequent Marketing Years shall be the applicable calendar year. The date on which the first Marketing Year so commences shall be immediately confirmed by Lundbeck to Centaur in writing.

1.23 "NDA" shall mean a new drug application filed with the FDA.

1.24 "Net Sales" shall mean gross sales of Licensed Products invoiced by Lundbeck and/or its Affiliates and/or its sublicensees to Independent Third Parties in the Territory less (1) the total of ordinary and customary trade discounts earned and actually taken or granted, (2)

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                                                                31, October 1996

     any statutory or contractual rebates paid to any governmental or any other public authority, agency or entity (3) cash and quantity discounts allowed,
     (4) allowances and adjustments actually credited or paid to customers for spoiled, damaged, outdated and/or returned Licensed Product, (5) freight, insurance, transportation costs and handling charges included by the seller in its invoices to Independent Third Parties, (6) excise, sales, and value added taxes included by the seller in its invoices to Independent Third Parties, and (7) customs duties and other compulsory payments made by the seller to national, provincial and local government authorities.

     Where (i) Licensed Products are sold as one of a number of items without a separate price; or (ii) the consideration for the Licensed Product shall include any non-cash element; or (iii) the Licensed Product shall be transferred in any manner other than an invoiced sale except for Licensed Products transferred as samples or any other similar transfer for promotional purposes usually made in the relevant part of the Territory, the Net Sales applicable to any such transaction shall be deemed to be Lundbeck's average Net Sales for the applicable quantity of Licensed Products at that time in the country in which the transaction occurred. If there are no independent Net Sales of Licensed Products in the country at that time, then Lundbeck and Centaur shall mutually agree on a surrogate measurement.

     With respect to a Licensed Product that is a Combination Product, "Net Sales" shall mean the "Adjusted Gross Sales" (as defined below) of such Combination Product in the Territory less the allowances and adjustments listed in items 1 through 7 in the first paragraph of this Section 1.24. '"Adjusted Gross Sales" of Combination Products shall mean the gross sales multiplied by a fraction, A/(A + B), where "A" shall be the average per unit price of Licensed Product as sold alone in that country in the Territory and "B" shall be the average per unit selling price in the Territory of each pharmaceutically active ingredient in the Combination Product other than Licensed Product. If B is available in the Territory, the least expensive presentation shall be used as reference for the calculation. The fraction, A/(A+B), shall never be less than one-half (1/2). If sufficient information is not available to make this calculation, then Lundbeck and Centaur shall mutually agree on a surrogate measurement

1.25 "Plan" shall mean the development plan described in Sections 6.3 and 6.4 that is attached hereto, and made a part of this Agreement, as Annex B.

1.26 "Primary Indication" shall mean the treatment of Parkinson's Disease (as defined in Merck Manual of Geriatrics, 1990, p. 975) and sequelae hereof in humans .

1.27 "Product" shall mean any finished pharmaceutical drug for human therapy containing CPI-1189 as the sole active ingredient.

1.28 "Registration" shall mean all written governmental approvals excluding any price and/or reimbursement approval required for the legal marketing of Licensed Product in the Territory (e.g., approval by the United Kingdom Medicines Control Agency or by other equivalent government or supranational agencies in a the Territory that regulates, licenses or otherwise approves the import, manufacture, promotion and/or sale of pharmaceutical

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                                                                31, October 1996

     products in that country).

1.29 "Standard Manufacturing Price" or "SMP" shall mean as defined in Section
     7.6 below.

1.30 "Steering Committee" shall mean a committee as described in Section 6.1 below.

1.31 "Substantial Competition" shall mean that a competitor to Lundbeck or a Lundbeck Affiliate or a Lundbeck sub-licensee in a given country, introduces and markets an identical product to or one which produces the same clinical effects using the same molecule as does a Licensed Product and such competitor obtains more than twenty percent (20%) of the total CPI-1189 market share including the total Combination Product market share, as applicable, (calculated by Marketing Year) in that country based upon sales revenues denominated in the currency of that country.

1.32 "Synthesis Data" shall mean all present and future data and/or documentation related to the manufacture of CPI-1189 and/or Bulk Product and/or Bulk Substance and/or Licensed Product.

1.33 "Territory" shall mean the present geographic locations of all and any of the following countries as they presently exist regardless of whether they change form, including without limitation their respective territorial possessions at the Date of Execution: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, the United Kingdom, Albania, Armenia, Azerbajdzjan, Belaruss, Bosnia-Hercegovinia, Bulgaria, Croatia, the Czech Republic, Estonia, Georgia, Kazakhastan, Kirgizistan, Latvia, Lithuania, Macedonia, Moldovia, Poland, Rumania, Russia, Serbia, Slovakia, Slovenia, Tadzhikistand, Turkmenistan, Ukraine, Uzbekistand, Yugoslavia and South Africa. "Territory" may be expanded in accordance with the procedures set out in paragraph 2.3 below.

1.34 "Trademark(s)" shall mean any and all trademarks for use in conjunction with Licensed Products in any part of the Territory excluding any trademark comprising the name of either party generally used by such party to identify itself (a "House-Mark").

1.35 "USD" shall mean the official currency of the United States of America, the U.S. dollar.

1.36 "US Registration" shall mean all governmental approvals required for the legal marketing of Licensed Product in the United States of America.

1.37 "Valid Claim" shall mean any claim of an issued and unexpired patent which has not been held unenforceable, unpatentable, or invalid by a court or governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, nor has been admitted by the holder of the patent to be unenforceable, unpatentable, or invalid through reissue, disclaimer, or otherwise.

1.38 When any term defined in this Agreement in singular or plural is used in this Agreement in plural or singular, respectively, this shall be deemed a reference to the defined term unless

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                                                                31, October 1996

     the context explicitly so indicates.

2. GRANT OF LICENSE RIGHTS; MECHANISM FOR EXPANSION OF TERRITORY; RIGHTS RELATING TO A "BACK-UP COMPOUND" AND TO "ADDITIONAL COMPOUNDS".

     2.1  License Grant to Lundbeck
          -------------------------

     (a)  Patent and Know-How License. Subject to the terms and conditions of
          ---------------------------
          this Agreement, Centaur hereby grants to Lundbeck and Lundbeck hereby accepts:

          (i)  Exclusive License. The sole and exclusive, royalty-bearing
               -----------------
               license (the "Exclusive License"), including the right to grant sublicenses as provided herein, under the Centaur Technology to develop, import, export, package, use, sell, market, promote, distribute and have sold Licensed Products for the Primary Indication in the Territory in accordance with this Agreement. A sublicense includes but is not limited to co-marketing and co-promotion arrangements, provided that Centaur is informed of who the co-marketing or co-promotion partners are and has no reasonable objection to them.

          (ii) Non-Exclusive License. A non-exclusive license (the "Non-
               ---------------------
               Exclusive License"), including the right to grant sublicenses under the Centaur Technology to synthesize, formulate and manufacture Bulk Product and Bulk Substance for Licensed Product for non-clinical, clinical or commercial use and sale for the Primary Indication in the Territory as provided in 7.2 and as a "Back-Up Supplier" as provided in Sections 7.1, 7.18 (b), 7.19,
               7.20 and 7.21 below or in accordance  with Section 13.9 below.

     (b)  Trademark License. Lundbeck and Centaur shall decide as set forth in
          -----------------
          Section 11.8 on the Trademark(s) under which Licensed Product will be marketed, promoted, offered for sale and sold in the Territory, which Trademark(s), except for those owned and in use by either party to identify itself or its products, shall be owned by Centaur. Subject to the terms and conditions of this Agreement, Centaur hereby grants and Lundbeck hereby accepts the sole and exclusive, royalty-bearing license ("Trademark License"), with right to sublicense, to use the Trademark(s) on Licensed Product in the Territory and in accordance with Section 5.11. Centaur's obligations regarding maintenance and protection of the Trademark(s) are set forth in Section 11 below.

     (c)  The "Lundbeck License". The Exclusive License, Non-Exclusive License
          ----------------------
          and Trademark License may be herein collectively referred to as the "Lundbeck License".

2.2  License Grant to Centaur. Subject to the terms and conditions of this
     -------------------------
     Agreement, Lundbeck hereby grants to Centaur, and Centaur hereby accepts, a royalty-free license for the whole world outside the Territory, with the power to grant sublicenses under its license,

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                                                                31, October 1996

     to use any and all Lundbeck owned or controlled Know-how, Confidential Information, Synthesis Data and patents for the manufacture, use and sale of CPI-1189 and/or Licensed Products as set forth herein. A sublicense includes but is not limited to co-marketing and co-promotion arrangements.

2.3  Mechanism for Expansion of Territory.  The scope and definition in Section
     ------------------------------------
     1.33 of the "Territory" may be expanded in the following manner. Regarding Australia, New Zealand, Egypt, Saudi Arabia, Yemen, Jordan, Lebanon, Israel, Turkey, Oman, United Arab Emirates, Kuwait Pakistan and the Gulf States, Centaur will give Lundbeck a first right of negotiation, with a preference given to Lundbeck over any other party offering substantially similar terms and conditions. Further, if these areas are not part of another multi-country transaction or not being serviced by Centaur itself before the first NDA filing for a Licensed Product, then these countries will be included in the Territory on the same terms and conditions as contained in this Agreement by adding the sales of Licensed Products in the so included countries to the sales in the Territory when calculating the royalties under Section 5, and countries so included shall in all and every respect be included in the definition of "Territory" in Section 1.33.

2.4  "Back-Up" Compound and Option for Additional Compounds.
      -----------------------------------------------------

     (a)  "Back-Up" Compound.  Should the parties mutually determine in good
          ------------------
          faith that CPI-1189 will be unsuccessful in clinical development for the Primary Indication, such determination to be made within sixty
          (60) days after notice to this effect made by either of the parties, then Centaur will substitute one Back-Up Compound, which shall be the most promising Additional Compound for the Primary Indication as mutually agreed by the parties, at no additional cost to Lundbeck. Upon such substitution, all rights to CPI-1189 will revert to Centaur and the Back-Up Compound will be considered licensed hereunder as if it was CPI-1189 and that every reference to CPI-1189 will be a reference to the Back-Up Compound. For the purposes of this Section
          2.4. (a) "unsuccessful" shall mean that CPI-1189 is not neuroprotective meaning it is not halting or significantly delaying disease progress in Primary Indication and/or that CPI-1189 has unacceptable side effects or for some other reasons determined by the parties.

     (b)  Option to License Additional Compounds.  Should Centaur invent and
          --------------------------------------
          develop one or more Additional Compounds, for the longer of (i) the four (4) year period commencing on the Date of Execution or (ii) the date of submission of the first application for Registration in the Territory for CPI-1189, Lundbeck shall have the option to license each such Additional Compound, it being understood that any Additional Compound shall be deemed invented and developed in the said period if Centaur initiates plans for an IND for the Additional Compound in such period. Each time Centaur initiates plans for an IND for an Additional Compound, Centaur shall notify Lundbeck in writing of information concerning chemical, toxicological, pharmacological and manufacturing details of such Additional Compound. Lundbeck shall, within ninety (90) days of written notification from Centaur, either
          (i) waive its right to exercise the option (with failure to respond in writing being deemed a waiver), or (ii) send written notification to exercise its option. Should

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                                                                31, October 1996

          Lundbeck exercise its option to license an Additional Compound, then such Additional Compound will automatically become licensed to Lundbeck (as if a new agreement for the Additional Compound had been signed) and unless otherwise agreed by the parties such license shall be under the same terms and conditions as set forth herein, including those for Down-Payments as described in Section 4 and royalties as described in Section 5, provided, however, that Lundbeck will not be required to pay an additional Annual Fee but rather the period for payment of the Annual Fee referred to in Section 4.3 will be extended until the date of the first application for Registration in the Territory of such Additional Compound, and that the duration of any patent covering an Additional Compound shall not extend the payment of Basic Royalty for Licensed Product. Should Lundbeck not exercise its option, then Centaur shall be free to do what it wishes with that Additional Compound, including to enter into negotiations and/or an agreement and/or collaboration with another party always provided that Lundbeck and Centaur shall comply with the obligations set out in
          Section 3.2 hereof.

     (c)  Option to License Extends to Each Additional Compound.  The exercising
          -----------------------------------------------------
          by Lundbeck of its option under subparagraph (b) to license one Additional Compound shall not prevent Lundbeck from exercising its option to license any other Additional Compound.

     (d)  Third Party Royalties. If Centaur is required to pay an Independant
          ---------------------
          Third Party royalty on an Additional Compound then Lundbeck shall reimburse Centaur 50 % such royalty provided that the amount of such royalty does not exceed 50 % of the royalties to be paid to Centaur directly.

2.5  Use outside Primary Indication in the Territory. In the Territory, Centaur
     -----------------------------------------------
     shall not itself, through an Affiliate or through an Independent Third Party apply for registration, market, sell or in any other way commercialize in any form or formulation CPI-1189 or an Additional Compound, licensed to Lundbeck under section 2.4, for any indication, therapy or use whatsoever inside or outside the Primary Indication without the prior written approval from Lundbeck, made at Lundbeck's sole discretion.


3.   COMPETITION CLAUSE

3.1 No rights are granted to Lundbeck by this Agreement except for the Territory. Lundbeck shall refer all orders received for delivery of Licensed Product outside the Territory to Centaur. Centaur shall refer all orders received for delivery of Licensed Product within the Territory to Lundbeck.

3.2 Lundbeck or any of its sublicensees of Licensed Products shall, for the term of this Agreement, refrain from marketing any other product in the Territory which is competitive with Licensed Product. A competitive product is a pharmaceutical for human therapy (i) with similar pharmacological profile and (ii) with a similar labelled indication and
     (iii) with a similar mechanism(s) of action for Parkinson's disease, it being understood that (i), (ii) and (iii) are cumulative. Likewise, Centaur, shall refrain from marketing on its own, through an

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                                                                31, October 1996

     Affiliate or through Independent Third Party license partners any competitive product to Licensed Product in the Territory or any Additional Compound for one year prior to and two years following the date of Registration of Licensed Product in the Territory.

4. PAYMENTS AND CREDITABILITY OF SAME; MAXIMUM LUNDBECK PAYMENTS DURING SPECIFIED YEARS

4.1  Down-Payments.  Lundbeck will pay to Centaur the following amounts (which
     -------------
     shall not be paid more than once in the event that a Back-Up Compound is substituted for CPI-1189) in accordance with this schedule.

     (a)  Upon execution of this Agreement, the sum of [*]; and

     (b) On the later of (i) within seven (7) days of the date of the Phase I Lundbeck Notice after the completion of Phase I studies/2/ (conducted under the Plan) in the United States or in any country in the Territory, or (ii) January 1, 1998, the sum of [*];and

     (c) Within seven (7) days of the date of the Phase II Lundbeck Notice after the completion of Phase II studies/3/ (conducted under the Plan) in the United States or

_________________________

/2/ At the time that Centaur reasonably determines reasonably uncontested by Lundbeck that Phase I studies as set forth in the Plan have all been satisfactorily completed, Centaur will send notice of such completion to Lundbeck. Upon receipt of that notice, Lundbeck will have 15 days to notify Centaur in writing whether it intends to continue under the Agreement or terminate the Agreement (the "Phase I Lundbeck Notice"). Failure of Lundbeck to give the Phase I Lundbeck Notice will be deemed a decision by Lundbeck to continue with the Agreement. If Lundbeck determines that it will continue under the Agreement, it shall make the down-payment specified in 4.1(b). In the event that Lundbeck decides to terminate the Agreement and such decision to terminate is after 1997 (termination prior to 1998 is governed by Section 4.4(a)), then Lundbeck may do so on ninety (90) days prior written notice during which time it will be obligated to continue making all payments required by this Agreement except the down-payment described in Sections 4.1 (a) or 4.1(b).

/3/ At the time that Centaur reasonably determines reasonably uncontested by Lundbeck that Phase II studies as set forth in the Plan have all been satisfactorily completed, Centaur will send notice of such completion to Lundbeck. Upon receipt of that notice, Lundbeck will have 15 days to notify Centaur in writing whether it intends to continue under the Agreement or terminate the Agreement (the "Phase II Lundbeck Notice"). Failure of Lundbeck to give the Phase II Lundbeck Notice will be deemed a decision by Lundbeck to continue with the Agreement. If Lundbeck determines that it will continue under the Agreement, it shall make the down-payment specified in 4.1(c). In the event that Lundbeck decides to terminate the Agreement and such decision to terminate is after 1997 (termination prior to 1998 is governed by Section 4.4(a)), then Lundbeck may do so on ninety (90) days prior written notice during which time it will be obligated to continue making all payments required by this Agreement except the down-payment described in Section 4.1(c).

                                                                31, October 1996

          in any country in the Territory, the sum of [*]; and

     (d) Within seven (7) days of the date of submission of the first application for Registration in the Territory, the sum of [*]; and

     (e) Within seven (7) days of Approval for Sale of a Licensed Product in the first country in the European Union, the sum of [*].

4.2  Creditability.  [*]
     -------------

4.3  Annual Fee.  In addition to the payments to be made under Section 4.1
     ----------
     above, Lundbeck shall pay an annual fee (the "Annual Fee") of [*] during the below initial period of this Agreement to assist financially in Centaur's development of CPI-1189 and Additional Compounds (which development work is limited to in vitro and/or in vivo screening to identify Additional Compounds, development of surrogate markers to support clinical evaluations and work to determine the mechanism of action of CPI-1189; and the Annual Fee shall be Lundbeck's only financial participation in all such screening, development and work to so determine the mechanism of action of CPI-1189 and all other expenses related hereto shall be borne solely by Centaur and shall not be covered by Section 6.5). The Annual Fee shall be paid quarterly in arrears in [*] amounts on 1 January, 1 April, 1 July and 1 October. The first such payment which shall cover the partial quarter from the Date of Execution until December 31, 1996 shall be paid on 1 January 1997 in an amount equal to [*] multiplied by the number of days from Date of Execution to year end 1996 and divided by the total number of days in the fourth calendar quarter of 1996, and any final payment shall be prorated similarly. Such Annual Fee shall be paid until the later of (i) the date of the first application for Registration in the Territory for the Licensed Product or (ii) the end of the four (4) year period commencing the Date of Execution.

4.4  Maximum Lundbeck Payments During Specified Years.
     ------------------------------------------------

     (a) From the Date of Execution through the end of calendar year 1997, the aggregate of the signing down-payment (see Section 4.1 (a)), the Annual Fee, Lundbeck's cost of pre-clinical, clinical, non-clinical and regulatory activities and manufacturing costs paid or, in accordance with Section 6.5, internally performed by Lundbeck will not exceed [*]. Further, if Lundbeck determines to cancel this Agreement at any time during this period, Lundbeck will pay to Centaur, the balance between the amount it has already so paid and/or performed and [*]

                                                                31, October 1996

          [*], should any balance remain. Similarly, should the costs of what the parties agree to (which is expected to be less than [*] for Lundbeck) exceed this [*], Centaur will be responsible for costs in excess of [*]. This means that, notwithstanding any other provision of this Agreement, if Lundbeck exercises its right to cancel this Agreement on ninety (90) days prior written notice in 1996 or 1997, it will pay any remaining balance between the amount it has already paid to Centaur those years and [*].

     (b) During calendar year 1998, including the end of Phase I down-payment (cf. Section 4.1 (b)) (which will be paid on the later of achievement of this milestone or January 1, 1998), the aggregate of the Annual Fee, Lundbeck's cost of pre-clinical, clinical, non-clinical and regulatory activities and manufacturing costs paid or, in accordance with Section 6.5, internally performed by Lundbeck will not exceed [*]. Similarly, should the costs of what the parties agree to (which is expected to be less than [*] for Lundbeck) exceed this [*], Centaur will be responsible for costs in excess of [*]. For purposes of computing Lundbeck's maximum payment in 1998, the Down-Payments provided for in Sections 4.1(c) through (e) shall be deemed to occur after calendar year 1998.

5.   ROYALTIES

5.1 At the end of each Marketing Quarter, Lundbeck shall pay a royalty to Centaur for the licenses granted hereunder. Such royalty shall be based on the Net Sales of Licensed Products by Lundbeck, its Affiliates and/or its sublicensees in accordance with the following provisions.

5.2  The Basic Royalty.  Lundbeck will pay to Centaur a royalty (the "Basic
     -----------------
     Royalty") based on the total Net Sales of Licensed Product in the Territory during each Marketing Year, calculated quarterly on a Marketing Year basis, as follows:

          [*] on the first [*] of Net Sales; and

          [*] on Net Sales over [*] up to and including [*]; and

          [*] on Net Sales over [*] up to and including [*]; and

          [*] on Net Sales over [*] up to and including [*]; and

                                                                31, October 1996

          [*] on the Net Sales in excess of [*].

5.3  Example of Calculation.  For example, if Net Sales in the Territory for a
     ----------------------
     Marketing Year total [*], the royalty to be paid by Lundbeck shall be [*] on the first [*] Net Sales, or [*] plus [*] on Net Sales over [*] up to and including [*], or [*] plus [*] on Net Sales over [*] up to and including [*], or [*] plus [*] on Net Sales over [*] up to and including [*], or [*] plus [*] on Net Sales over [*], or [*] for a total royalty of [*].

5.4  Conversion into DKK and then USD.  Net Sales are to be calculated in local
     --------------------------------
     currencies for each of the countries in the Territory and shall be converted into DKK based on the average of the purchase exchange rate for currency conversion quoted by the Den Danske Bank on the first Copenhagen banking day of the first month of each applicable Marketing Quarter and the last Copenhagen banking day of the last month of each applicable Marketing
     Quarter.   If Den Danske Bank has no such exchange rate, the conversion shall be made at the average rate as calculated above for such remittances by Bank of America, San Francisco, CA, U.S.A. Prior to being paid to Centaur, royalty amounts shall be converted from DKK into U.S. Dollars, using the average of the purchase exchange rates for conversion from DKK to USD on the first and last banking day of the applicable Marketing Quarter as quoted by Den Danske Bank or, if such rate is not available, then a quote by Bank of America, San Francisco, CA, U.S.A.

5.5 Lundbeck shall within forty-five (45) days from the last day of each Marketing Quarter pay to Centaur the royalties due for that Marketing Quarter and provide Centaur with a statement (the "Royalty Report") showing the total Net Sales effected hereunder by Lundbeck during the preceding Marketing Quarter in the Territory and all Net Sales shall be segmented in each such report according to sales on a country-by-country basis, including the rates of exchange used for conversion to DKK from the currency in which such sales were made and from DKK to USD.

5.6 Royalty payments due to Centaur hereunder shall be made in United States Dollars by wire transfer to the Bank of America or other such bank as identified by Centaur. Bank fees charged by Den Danske Bank will be borne by Lundbeck; bank fees charged by Bank of America will be borne by Centaur.

5.7 No multiple royalties shall be payable because a Licensed Product, its manufacture, use or sale is or shall be covered by more than one of the Licensed Patents licensed under this Agreement. Should a distributor being an Independant Third Party be used to selling Licensed Product for Lundbeck's account, royalties will be paid on distributor's Net Sales to the end-user. No royalties shall be payable on sales between Lundbeck, its Affiliates or sublicensees or between Lundbeck Affiliates and sublicensees unless such sales are for use as opposed to resale by the purchasing party.

5.8 All taxes assessed or imposed against or required to be withheld from all payments due

                                                                31, October 1996

     Centaur shall be deducted from amounts payable hereunder and shall be paid to appropriate fiscal or tax authorities by Lundbeck on behalf of Centaur. Tax receipts received by Lundbeck evidencing payment of such taxes shall be forwarded promptly to Centaur.

5.9  Royalty Rebate for Substantial Competition.  On a country by country basis,
     ------------------------------------------
     while the Basic Royalty is being paid, there will be a rebate if in a given country Substantial Competition exists, which rebate will be [*] of the smoothed royalty rate (SRR). For the purposes of calculating the SSR the Net Sales in countries in which only the Trademark Royalty is being paid (see Section 5.10) shall not be included. During each Marketing Year the SRR will be computed by adding the sum of (a) [*] times the total Territory Net Sales (excluding Net Sales in countries for which only Trademark Royalties are paid) under [*], (b) [*] times the total Territory Net Sales (excluding Net Sales in countries for which only Trademark Royalties are paid) between [*] and [*], (c) [*] times the total Territory Net Sales (excluding Net Sales in countries for which only Trademark Royalties are paid) between [*] and [*], (d) [*] times the total Territory Net Sales (excluding Net Sales in countries for which only Trademark Royalties are paid) between [*] and [*], (e) [*] times the total Territory Net Sales (excluding Net Sales in countries for which only Trademark Royalties are paid) above [*], and dividing this total sum by the total Net Sales in the Territory. [*] of the SRR will be multiplied by the Net Sales from the country where Substantial Competition exists and that amount will be subtracted from the royalty amount (based upon calculation using the Basic Royalty) otherwise due from that country at the end of each Marketing Year. The Royalty Rebate shall not affect the Basic Royalty computation. For example, applying the figures of Section 5.3, if the SRR is [*] namely [*] and if the Net Sales for the same Marketing Year in countries where Substantial Competition exists totals [*], then the Royalty Rebate is [*] and the total royalty to be paid by Lundbeck for such Marketing Year shall be [*].

5.10 Duration of Royalty Payments; Duration of Patent Royalty; Trademark
     -------------------------------------------------------------------
     Royalty; Duration of Trademark Royalty.
     --------------------------------------

     (a) The Basic Royalty Rate will be paid on Net Sales in the Territory, subject to subparagraph (b) below, until expiration of the Licensed Patents. The Trademark Royalty will be paid on a country by country basis until ten years after the last to expire of the Licensed Patents in the Territory.

     (b) The Basic Royalty (reduced, if appropriate, for Substantial Competition rebates under Section 5.9 above and the creditability of certain payments under Section 4.2 above) is to be paid until Licensed Product is not protected by a patent containing a Valid Claim in a country in the European Union, at which point in time, in that country and in any other country where a Licensed Patent is not outstanding, a royalty will be paid at the Trademark Royalty Rate, which will equal [*] of Net Sales. Further, after this event occurs, in each country in the Territory where Licensed Product is no longer protected by a Licensed

                                                                31, October 1996

          Patent containing a Valid Claim, [*]. If patent protection is regained through filing of new patents with Valid Claims (i.e., new Licensed Patents), the royalty rate will revert to the Basic Royalty until expiration of such new patent.

5.11 Paid Up License.  When Lundbeck no longer owes royalties to Centaur,
     ---------------
     Lundbeck will have either a fully paid up sole and exclusive license to the Trademark (but excluding any portion of Centaur's House-Mark), or Centaur will transfer free of charge ownership to Lundbeck of the Trademark (but excluding any portion of the Trademark which comprises Centaur's House-
     Mark) for that country with Lundbeck as registered owner of the Trademark, as determined mutually by Centaur and Lundbeck at that time after consultation with their financial advisors in the most tax efficient way for both parties. At the time when Lundbeck either has a sole and exclusive license for the Trademark or ownership of same in a country, it will be Lundbeck's responsibility to pay all costs for the maintenance and defense of that Trademark. While Lundbeck is paying the Basic Royalty or Trademark Royalty, Centaur will pay all costs for the maintenance and defense of the Trademark in that country, provided, however, that if Centaur determines that it is not in its financial interest to continue paying such maintenance and defense costs, then at Centaur's discretion, it may transfer to Lundbeck either a fully paid up exclusive license or ownership of the Trademark in the country at which point Lundbeck will no longer need to pay the [*] royalty, but will be responsible for all maintenance and defense costs in that country.

5.12 Lundbeck Records.  Lundbeck shall keep for a period of five (5) Marketing
     ----------------
     Years following the year to which such records relate, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable to Centaur hereunder.

5.13 Centaur Audit.  Centaur shall have the right to have such pertinent books
     -------------
     and records of Lundbeck inspected and examined at all reasonable times for the purpose of determining the accuracy of payments made hereunder in respect of a Royalty Report which is not more than five (5) years old.
     Such inspection and examination shall be conducted by an independent, certified public accountant selected by Centaur and to whom Lundbeck shall have no reasonable objection. Such accountant shall not disclose to Centaur any information except for information necessary to verify the accuracy of the reports and payments made pursuant to this Agreement. Results of such review shall be made available to both parties. If the review reflects an underpayment, Lundbeck shall promptly remit to Centaur any amounts due with interest calculated using the simple average of the prime rate of interest as quoted by the Bank of America, San Francisco, CA, USA on the date originally due and the date of remittance. If the underpayment (excluding said interests) is equal to or greater than five percent (5%) of the payments made by Lundbeck to Centaur for such period under review, Lundbeck shall pay all costs of such review and audit.


6.   STEERING COMMITTEE; JOINT PROJECT TEAM; DEVELOPMENT PLAN AND RELATED
     ACTIVITIES

                                                                31, October 1996

6.1  The Steering Committee.  Following the Date of Execution, the parties will
     ----------------------
     form a Steering Committee composed of four individuals, with two individuals designated by each of Lundbeck and Centaur, which will set policy with regard to the Plan and its implementation. For example, the Steering Committee is authorized to amend or modify the Plan (in writing), to establish the budget for its implementation, and to determine the overall strategy for development and non-clinical and clinical trial efforts and continue until all Registrations for all countries in the Territory and in the United States are obtained for Licensed Product. All decisions of the Steering Committee will require the approval of three or more members. The Steering Committee will meet, either in person or by
     conference telephone call, at least once each calendar quarter.   Should
     meetings be in person, the locations will alternate between one chosen by Lundbeck and one chosen by Centaur. Members of the Steering Committee may invite guests to attend meetings, provided, however, that the other party has no objection against such guests attending and that the party inviting such guests shall obligate such guests to hold all Confidential Information and Know-How in confidence at least to the same extent as the party itself is obligated to hereunder. The members of the Steering Committee shall be medicinally trained professionals with a scientific university degree.

6.2  The Joint Project Team and the Project Leaders.  The Joint Project Team
     ----------------------------------------------
     shall be composed of employees from both Lundbeck and Centaur. The Joint Project Team shall consist of project responsible managers and staff, each appointed by Lundbeck and Centaur respectively, who shall be responsible to the Steering Committee for the day-to-day management of the project and implementation of the Plan and any amendments thereto in accordance with the policies established by the Steering Committee. Each of the parties will further appoint a project leader (the "Project-Leader"), each of whom will spend at least half of their time on this project. While as a general guideline Lundbeck's Project Leader will have responsibility for clinical and non-clinical activities performed by Lundbeck for Licensed Product in all countries in the Territory and Centaur's Project Leader will have responsibility for Centaur's research and development, Centaur's identification of surrogate markers and Centaur's non-clinical and clinical activities for Licensed Product in the United States, the ultimate decision for the allocation of activities will be made by the Steering Committee. The Project Leaders will communicate on an on-going basis and in any event no less than an average of once every week either in person or by
     telephone, fax or E-mail.   Meetings of the Joint Project Team will be
     arranged on an as needed basis as determined jointly by the Project Leaders, with the location of successive meetings selected first by the Lundbeck Project Leader and then by the Centaur Project Leader. Each party may change its Project Leader by thirty (30) days prior written notice to the other.

6.3  The Plan.  Centaur and Lundbeck have jointly developed and attached as
     --------
     Annex B to this Agreement their development plan for the Licensed Product (hereinafter the "Plan") and shall jointly prepare the relevant documentation for applications for Registration and NDA. The intent of the parties is that the Plan shall set forth all the non-clinical and clinical activities and trials to be conducted by the parties specifying the timing and finalization of each such study and of the reporting of any such study hereunder and all other development activities to be conducted by the parties hereto in connection with the

                                                                31, October 1996

     development of the Licensed Product for application for Registration and NDA. The Plan's aim is to satisfy the requirements of the health authorities in the Territory and the FDA in a manner which maximizes efficiency and minimizes cost. If the Plan itself does not specify which party is to perform a study and/or activity, the Steering Committee shall do so.

6.4  Review and, If Necessary, Revision of the Plan.  The Plan will subsequently
     ----------------------------------------------
     be discussed by the parties and/or the Steering Committee and with the European Agency for the Evaluation of Medicinal Products or the European Committee for Proprietary Medicinal Products, in Lundbeck's option, and if possible with the FDA. After such presentation to the said public authorities, the Steering Committee shall in good faith discuss and, if so agreed, amend the draft Plan in accordance with the directions and suggestion made by the said public authorities and such amended Plan shall after being approved in writing by Centaur and Lundbeck be regarded as the final Plan and shall be considered the replacement Plan and should be annexed to this Agreement as Annex B and shall after being so annexed be regarded as an integral part of this Agreement. Should the activities of the Plan prove to be inadequate for whatever reason for Lundbeck to obtain Registration in the Territory or for Centaur to obtain US-Registration, then the Steering Committee shall meet to revise the Plan to accomplish the goals as set forth above.

6.5  Division of Costs.  Costs of performance of the activities of the Plan
     -----------------
     shall be shared equally by Centaur and Lundbeck.   Tasks pursued through an
     Independent Third Party shall first be approved by the Steering Committee. In the case of costs incurred internally by Lundbeck or Centaur, the parties will first attempt to obtain a third party bid, if available to perform that task. If such a third party bid is not available then reimbursement shall be computed as set forth in 6.5.A. below.

A.   Preclinical, Clinical, Non-clinical and Regulatory Costs.  Costs for
     ---------------------------------------------------------
     Preclinical, Clinical, Non-clinical and Regulatory efforts (including but not limited to toxicological activities, formulation development, activities to support pivotal efficacy and safety claims in regulatory filings) will be shared equally by Lundbeck and Centaur for Registration in the United States and such major countries in the European Union as identified in Annex B. If the activities contemplated in the Plan show to be inadequate to so obtain Registration in the United States and said major countries in the European Union, the Steering Committee shall consider and decide on the necessary amendments to the Plan and before costs for so amended activities may be claimed by either party under this Section 6.5. For Lundbeck or Centaur internally incurred Preclinical, Clinical, Non-clinical and Regulatory costs, costs will be calculated as either (i) the sum of the following, all determined in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"):

     a.   Direct labor costs, including benefits; and

     b.   Direct materials costs, including animals, chemicals, supplies; and

     c.   Bulk Product costs (see definition of Standard Costs); and

     d. Costs to conduct and monitor Preclinical, Clinical and Non-clinical Activities,

                                                                31, October 1996

          including but not limited to remuneration to patients, if any, product liability insurance, transport charges of drug to test centers, housing, food, care and monitoring of patients while at test centers, and performance of clinical chemistries and pharmacokinetics; and

     e.   Costs to prepare and present reports to regulatory authorities; and

     f. Indirect costs associated with conducting, monitoring and reporting on Preclinical, Clinical and Non-clinical Activities, including but not limited to consulting, travel, education seminars, etc.; and

     g. A portion of Preclinical, Clinical and Non-clinical Activities overhead, including but not limited to animal handing and animal facilities costs, facilities, insurance, telephone and utilities costs for space used in activities, depreciation, etc. allocated on the basis of hours spent on performance of the activities of the Plan by the Lundbeck/Centaur personnel working in the project contemplated in this Section 6, relative to the total amount of hours spent by all research and development personnel, but not considering general or administrative personnel, of that party; and

     h. A portion of administrative costs and other corporate overhead costs which reasonably support Preclinical, Clinical and Non-clinical Activities and Regulatory activities allocated on the basis of hours spent on performance of the activities of the Plan by the Lundbeck/Centaur personnel working in the project contemplated in this
          Section 6, relative to the total amount of hours spent by all research and development personnel, but not considering general or administrative personnel, of that party;

     or alternatively (ii) a party may substitute for the items in Section 6.5 A
     (i) (a), (g) and (h) the following:

j. Standardized direct labor costs including a portion of Preclinical, Clinical and Non-clinical Activities overhead, including but not limited to animal handing and animal facilities costs, facilities, insurance, telephone and utilities costs for space used in activities, depreciation, etc. and a portion of administrative costs and other corporate overhead costs which reasonably support Preclinical, Clinical and Non-clinical Activities and Regulatory activities all to be allocated on the basis of hours spent on performance of the activities of the Plan by the Lundbeck/Centaur personnel working in the project contemplated in this Section 6, relative to the total amount of hours spent by all research and development personnel, but not considering general and administrative personnel, of that party; such standardized direct labor costs including overheads shall be calculated by using one standard rate for academic personnel and one standard rate for non-academic personnel such rates to reflect a fair average of such labor costs, including benefits, and said overheads, these standard rates to be approved by the other party in advance of being applied and to be adjusted in accordance with the relevant labor price index as evidenced by the relevant party and approved by the other party.

                                                                31, October 1996

     The parties shall be free to choose which of the mechanisms for calculation set forth in (i) and (ii) above it will apply and shall notify the other in writing in advance of initiation of the first activity under the Plan, and the parties may change to the other mechanism and vice versa for each new activity undertaken under the Plan after having notified the other party before it initiates this new activity.

B.   Settlement of Expenditures. After the end of each calendar quarter,
     --------------------------
     Lundbeck and Centaur will review the actual expenditures made by each of Lundbeck and Centaur in performing the activities of the Plan. Within forty-five (45) days after the end of that quarter, the party whose expenditures were greater than the other will pay to the other an amount equal to half of that excess.

C.   Records.  Both parties shall keep for a period of five (5) calendar years
     -------
     following the year to which such records relate, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the expenditures paid or defrayed by it under this Section 6.5.

D.   Audit.  The other party shall have the right to have such pertinent books
     -----
     and records set out in Section 6.5 C of the other party inspected and examined at all reasonable times for the purpose of determining the accuracy of any payment made hereunder in respect of such expenditures which are not paid and/or defrayed more than five (5) years before the request for inspection. Such inspection and examination shall be conducted by an independent, certified public accountant selected by the party requesting the audit and to whom the other party shall have no reasonable objection. Such accountant shall not disclose to the party requesting the audit any information except for information necessary to verify the accuracy of the reports and payments made pursuant to this Agreement. Results of such review shall be made available to both parties. If the review reflects any wrongful payment, the relevant party shall promptly remit to the other party any amounts due with interest calculated using the prime rate if interest as quoted by the Bank of America, San Francisco, CA, USA on the date of remittance. If the wrongful payment (excluding said interests) is equal to or greater than five percent (5%) of the total costs paid or defrayed by either party for such period under review, the party not having requested the audit shall pay all costs of such review and audit.

E.   Early NDA/Application for Registration. Activities conducted under the Plan
     --------------------------------------
     shall remain covered by this Section 6.5 irrespective of application for Registration or an NDA has been filed prior to the relevant activity being commenced.

F.   Budget. A party that is to perform an activity under the Plan shall no
     ------
     later than at the time it presents to the Steering Committee the activity for approval for initiation as set forth in Section 6.6 present a budget for the expected costs to be incurred in connection with the relevant activity, and the Steering Committee shall have authority to approve such budget. If such budget is later exceeded by the greater of 10 % of such budget or USD 10,000, the party performing the relevant activity shall inform the Steering Committee accordingly, and the Steering Committee shall authorize such excess, before this may be claimed under this Section 6.5 by the party having performed the relevant activity.

                                                                31, October 1996

6.6  Initiation of Activities.  From the Date of Execution, no activities under
     ------------------------
     the Plan will be initiated without approval of the protocol by the Steering Committee at regularly scheduled meetings of or through written approvals of Steering Committee.

6.7 Centaur shall supply Lundbeck with all Synthesis Data and all the clinical and non-clinical data pertinent to CPI-1189 and/or Licensed Product useful, pertinent or required for regulatory purposes in the Territory for Primary Indication available as of Date of Execution free of charge. Each party shall when performing activities under the Plan supply to the other party's Project Leader the data developed as a part of the activities under or outside the Plan pertinent to Licensed Product in hard copy and in computer format agreed by the Steering Committee. No party shall deny a reasonable request from the other party for such data.

6.8 All activities conducted by Centaur and Lundbeck under the Plan, including all activities and trials with Licensed Product, shall be carried out according to the Plan and under common and agreed criteria for protocol writing, selection of contract research organizations and Good Clinical Practice, Good Manufacturing Practice and Good Laboratory Practice guidelines as currently applicable in both the Territory and the United States of America. The Steering Committee shall agree mutually to the initiation and subsequent monitoring and modification of all activities conducted under the Plan. With regard to CPI-1189 activities Centaur has performed prior to the Date of Execution, Centaur will repeat or supplement any of those activities rejected by regulatory authorities in the European Union countries being a part of the Territory until such activities are accepted by the said regulatory authorities or it is not commercially practicable to do so, in which latter case Lundbeck may conduct the relevant activities for Centaur's account applying Section 6.10 mutatis mutandis.

6.9 Lundbeck will prepare the relevant documentation for an application for Registration with the health authorities in the parts of the Territory that it wishes to pursue its rights granted hereunder and, solely in its own name, apply for Registration of Licensed Product in its own name and shall remain the sole holder of the Registration in the Territory, subject to
     Section 13.2 below. If one year after Lundbeck has received the first Approval for Sale in the European Union, Lundbeck has failed to so apply for Registration in any of the countries in the Territory, or, if local studies are required or customarily made in any country in the Territory, Lundbeck has not within one year after having received the said first Approval for Sale initiated such studies and has not within one year after completion of such studies applied for Registration in any of such countries in the Territory, then that country will be deemed excluded from the Territory and all rights to Licensed Product in that country (including the right to market) will revert to Centaur.

6.10 The parties shall use best reasonable efforts to conduct the development of the Licensed Product in accordance with the activities and timetable set forth in the Plan.

     If a party is unable for reasons within its control (for reasons beyond its control refer to Section 6.11) to reach a milestone or to initiate, conduct or complete a study referred to in the Plan by a date set forth in the Plan, the Project Leader of the party not in compliance

                                                                31, October 1996

     with the Plan shall without delay inform the other Project Leader hereof. The Joint Project Team, or if either party so requests the Steering Committee, shall convene to discuss how the problems can be resolved. If either the milestone or the study has not been reached or completed or the parties have not agreed upon a solution to the problems within six (6) months from the date in question, the other party may decide to initiate, conduct and/or complete (or have initiated, conducted and/or completed) the relevant activity by paying the costs for or internally perform the necessary activities under the Plan and by requiring the other party to compensate its costs in this connection as assessed in accordance with the principles of Section 6.5 hereof applying the following mechanism:

     If Lundbeck is the party not having complied with the Plan as set out in this Sub-section, then after having completed the relevant activities Centaur may forward a statement setting forth the tasks carried out and a supporting invoice on the said costs in the amount that Lundbeck is to pay under Section 6.5, which Lundbeck shall pay within thirty (30) days of invoice.

     If Centaur is the party not having complied with the Plan as set out in this Sub-section, then after having completed the relevant activities Lundbeck may forward a statement setting forth the tasks carried out and a supporting invoice on the said costs that Centaur is to pay under Section 6.5, and Centaur shall have the option either (i) to pay this invoice within thirty (30) days, or (ii) to request within the same period Lundbeck to apply this invoice with accrued interests (applying the interest rate set forth in Section 5.13) in any following payment to Centaur hereunder under Section 4 and/or 5 until the invoice and the interests are recovered in full by Lundbeck through the reduced payments.

     This right to claim compensation as provided for in this Sub-section shall be the sole and exclusive remedy for such failure to reach a milestone or initiate, conduct and/or complete a study.

6.11 In the event a party is unable due to Force Majeure, to reach a milestone or complete a study set forth in the Plan, the parties shall meet and discuss why the milestone or the study has not been reached or completed and will agree as to the actions to be taken to obtain Registration in the Territory or US Registration as quickly as possible.

6.12 Procedure For Presentation of Study Documentation. All non-clinical and
     -------------------------------------------------
     clinical studies and reports on such activities to be conducted under the Plan shall be discussed and closely liaised between the two Project Leaders, before being initiated by either party as set forth in the Plan. This shall include that the party that is to perform an activity under the Plan through its Project Leader shall send to the other party the study protocol and the first draft study report respectively and allow the other party's Project Leader to comment on each protocol and report.

6.13 Information On Development Status. Both parties shall quarterly and within
     ---------------------------------
     15 days of the other party's reasonable request, advise the other party in writing of the status of their work under the Plan and any activity conducted under Section 6.14. Furthermore, they shall immediately upon request send the requesting party copies of all written material prepared according to the obligations hereunder, including but not limited to

                                                                31, October 1996

     correspondence and minutes of meetings with any public health authorities.

6.14 Activities Outside Plan. All non-clinical or clinical activities relating
     -----------------------
     to CPI-1189 and/or Licensed Products outside the Plan, which are performed by either party, their Affiliates or Independent Third Parties anywhere in the world before Registration in the Territory, shall be disclosed and discussed between the parties or by the Steering Committee and approved, such approval not to be unreasonably withheld or delayed, by the parties before initiated by either party provided the other party or the Steering Committee forwards its comments and decision on approval within one (1) month of receipt of the protocol. If an approval is not received by such one (1) month deadline, it is acknowledged that the other party consents to initiation of the study. On all non-clinical and clinical activities both parties shall send the other party a first draft report and allow the other party to comment on each report, provided that such comments are submitted to issuing party within one (1) month from receipt of such draft report by the Receiving Party and all of the Receiving Party's reasonable comments shall be included in the final report.

6.15 All costs and/or expenses arising or incurred in connection with preparation and filing of the application for Registration in the Territory and maintenance of Lundbeck's Registration in the Territory shall be borne by Lundbeck, unless Centaur has expressly agreed to the costs or that Centaur is not otherwise to bear under this Agreement., and similarly Centaur shall bear all costs and/or expenses in connection with the preparation and filing of the application for US Registration or medical registration worldwide that Lundbeck is not otherwise to bear under this Agreement.

6.16 Neither Centaur nor Lundbeck warrants that Registration of the Licensed Product will be obtained in or outside the Territory.

6.17 Should Centaur license CPI-1189 to another party outside of the Territory, and that other party determines that non-clinical or clinical activities are necessary for regulatory approval in its territory, Centaur will provide in the license that it (Centaur) will at a minimum be able to review, comment on and reject those non-clinical and clinical trials. Centaur will provide an opportunity for Lundbeck to review and comment on those non-clinical and clinical trials as follows. Centaur will inform Lundbeck of the non-clinical and clinical activities being conducted by its licensee and describe those trials. Lundbeck will have fifteen days (15) after having received the information reasonably necessary for evaluation to provide Centaur with its comments in writing. If Lundbeck fails to provide such written comments within that fifteen day (15) period, it will be assumed that it has no comments. If Lundbeck has comments, Centaur will incorporate them into its comments to its licensee. In no event shall Lundbeck initiate any contact with Centaur's licensee in connection with its review and comment on such non-clinical and clinical trials. All information given by Centaur to Lundbeck relating to the activities of its licensee will be deemed Confidential Information.

6.18 Dispute Resolution.  If a disagreement arises between the Project Leaders,
     ------------------
     it shall be referred to the Steering Committee for resolution. Disagreements, if any, which may arise between the respective parties' representatives in the Steering Committee shall be amicably resolved whenever possible. In the event the Steering Committee is deadlocked,

                                                                31, October 1996

     the matter shall be referred to the President of each of Centaur and Lundbeck for resolution who must either resolve or determine how to resolve the situation or if necessary the overall relationship. Other disputes will be resolved in accordance with Section 16 below.

6.19 Centaur Development Partner in Japan. Should Centaur determine to contract
     ------------------------------------
     with an Independent Third Party as a development partner for Licensed Products for registration, promotion or sales in Japan (as opposed to contracting with an Independent Third Party to merely distribute Licensed Product in Japan not to conduct non-clinical or clinical activities), then Centaur will consult with Lundbeck and take into consideration Lundbeck's views regarding that Independent Third Party and its capabilities, such Independent Third Party to be a leading pharmaceutical company experienced in international pharmaceutical development. Lundbeck will be free to suggest alternative Independent Third Parties to Centaur. Centaur shall consider and take in to due consideration Lundbeck's views prior to making a final decision regarding with which company to contract with emphasis on the objective that such Independent Third Party shall conduct development activities and establish adverse event reporting systems that will be consistent with those set out in this Agreement.


7.   MANUFACTURING AND SUPPLY

7.1  Overview. The parties will on a regular basis coordinate and exchange
     --------
     information related to producing Bulk Product and Bulk Substance. Lundbeck and Centaur will communicate and collaborate with regard to manufacturing processes and costs. Lundbeck may audit Centaur's manufacturing facility from a financial and manufacturing perspective, and will be given the opportunity to provide comments and suggestions to Centaur to improve efficiency and reduce the cost of the Bulk Product and, if Lundbeck manufactures, vice versa. Regardless, Centaur will be responsible for the quality of the Bulk Product it produces.

     Centaur will unless otherwise agreed supply the Bulk Product and/or Bulk Substance for galenic (experimental), non-clinical and clinical for its own use and will supply the Bulk Product for commercial use (including without limitation use for promotional purposes) meeting quality standards as set forth below. "Bulk Product for commercial use" shall when used in this
     Section 7 mean all Bulk Product which is used by Lundbeck in Licensed Products that are transferred to an Independent Third Party such transfer being a part of the Net Sales. Centaur, in consultation with and with the approval of Lundbeck shall establish a back-up supplier for the Territory for supplies of Bulk Product for commercial use, which back-up supplier may also serve as a back-up supplier for outside of the Territory. Should the parties not be able to agree on a back-up supplier, then, until they do so, if at all, Lundbeck will serve as back-up supplier for the Territory. Additionally, even if the parties agree on a back-up supplier, Lundbeck may, by providing eighteen (18) months prior written notice to Centaur, become the back-up supplier of Bulk Product for commercial use for the Territory. Should Lundbeck become back-up supplier for the Territory, it will provide up to 10% (the exact amount to be coordinated by the parties, with sensitivity to Lundbeck's production scheduling) of the requirements of Bulk Product for

                                                                31, October 1996

     commercial use for the Territory.

     Lundbeck will supply Bulk Substance and/or Bulk Product for its own galenic (experimental), non-clinical and clinical use except for the initial period of this Agreement until Lundbeck is capable of manufacturing Bulk Substance and/or Bulk Product during which initial period Centaur will supply Lundbeck Bulk Substance and/or Bulk Product as required to duly initiate and conduct the activities under the Plan. Lundbeck will prepare the necessary documentation for deliveries of Bulk Substance and/or Bulk Product according to European Union and FDA requirements for experimental use. In addition, Lundbeck will prepare documentation for full scale commercial manufacturing in the Territory. Should the other party so request due to insufficiency of its own such supplies and if agreed to by the other party, the parties will supply each other with amounts of Bulk Substance and/or Bulk Product for development purposes.

7.2  Non-Clinical and Clinical Supply. Centaur undertakes to manufacture and
     --------------------------------
     supply Bulk Product and/or Bulk Substance for Lundbeck's initial galenic (experimental), non-clinical use, which shall include supplies in the amounts and at the times stipulated and contemplated in the Plan and Annex B until Lundbeck is itself ready to supply its own needs which is expected mid-1997. Subsequent to this initial period, Lundbeck undertakes to manufacture or have manufactured and supply Bulk Product and/or Bulk Substance for its own galenic (experimental), non-clinical and clinical use. Both parties shall continuously after mid-1997 use their reasonable efforts to supply to the other party amounts of Bulk Product and/or Bulk Substance for the galenic (experimental), non-clinical and clinical use should the other party so request due to insufficiency of its own such supplies. For supplies under this Section 7.2 the supplied party shall pay the SMP as set out in Section 7.6, without Lundbeck paying the fifty percent (50%) set forth in Section 7.19.

7.3  Drug Master Files. Lundbeck and Centaur will in parallel and in close
     -----------------
     cooperation prepare and regularly update (i) drug master files regarding manufacturing processes (known as "DMF 2") and regarding facilities (known as "DMF 1") for Bulk Substance for development purposes to be filed with and to comply with both standards directed by FDA and regulatory authorities in the Territory (the "DMF's"), and (ii) chemical manufacturing control (known as "CMC")-documentation, including but not limited to documentation on formulation of tablets being Licensed Products, to be filed with and to comply with the standards of the regulatory authorities in the Territory (the "CMC-documentation"). The DMF's and the CMC-documentation shall be made available to the other party within a reasonable time after such is available and upon the reasonable request by the other part. The DMF's and the CMC-documentation shall be regarded as part of Synthesis Data and shall be made available at no additional charge to the other party other than that the costs for preparing these files shall be included by the parties in the costs recoverable in accordance with Section 6.5.

7.4  Supply of Commercial Bulk Product.  Centaur undertakes to manufacture or
     ---------------------------------
     have manufactured and supply Bulk Product to Lundbeck for commercial use in Licensed Product, and Lundbeck undertakes to purchase from Centaur all Bulk Product needed by Lundbeck for commercial use in Licensed Product to be sold throughout the Territory subject to Lundbeck's right to produce Bulk Product as set forth in this Section 7.

                                                                31, October 1996

7.5  Regulatory Clearance.
     --------------------

A.   Centaur to Secure Regulatory Approvals.  Centaur will use its best
     --------------------------------------
     reasonable efforts to obtain all regulatory approvals necessary for the manufacture or supply of Bulk Product for Licensed Products in the Territory, which shall be obtained in due time to avoid any delay in Lundbeck's launch and marketing of Licensed Products as reasonably notified by Lundbeck, and Centaur shall promptly provide Lundbeck with such information regarding the manufacture and quality control of Bulk Product for Licensed Products necessary to permit Lundbeck to seek marketing approval of Licensed Products in the Territory. The undertaking by Centaur shall include, without limitation, the following within the said time-limit:

     (a)  Manufacturing Approval.  Centaur will prepare a Plant Master File for
          ----------------------
          Bulk Product containing all relevant Synthesis Data (collectively the "Documentation") in accordance with the requirements as applicable at any time of relevant regulatory authorities in the Territory and the United States.

     (b)  Right of Reference.  Centaur will provide to all regulatory
          ------------------
          authorities in the Territory and/or to Lundbeck (i) on filing of its Plant Master File, and thereafter for new filings, (ii) at the time of submission of an NDA, any statement or other document necessary or appropriate to permit and authorize Lundbeck or Lundbeck's sublicensees or Affiliates to cross-reference Centaur's Drug Master File or Plant Master File when and as deemed necessary by Lundbeck for regulatory authorities in the Territory.

     (c)  Good Manufacturing Practices And Quality Requirements.  Centaur will
          -----------------------------------------------------
          undertake such steps to achieve, with respect to Bulk Product, manufacturing compliance with "Good Manufacturing Practices" guidelines as in effect in any part of the Territory from time to time during this Agreement. The parties shall no later than six (6) months before the first firm order as set forth in Section 7.10 is anticipated by Lundbeck to be placed by it execute an agreement which is on all material terms substantially identical with Annex C hereto, which Annex C shall be amended to properly reflect the revised specifications of Licensed Product.

     (d)  Regulatory Inspection.  Should any national, supra-national or
          ---------------------
          international regulatory authority give notice of intent to conduct an inspection at Centaur's manufacturing plant or the plant of any sub-contractor of Centaur or take any other regulatory action with respect to the manufacture and supply of Bulk Product, Centaur will promptly give Lundbeck notice thereof, supply all information pertinent thereto and grant access to such authorities as required.

     (e)  Contact With Regulatory Authorities.  Centaur will be responsible for
          -----------------------------------
          all contacts with the regulatory authorities with respect to the Documentation after it has been submitted to the relevant authority and will continuously keep the Documentation updated (with copies to Lundbeck) with respect to developments and changes in production methods, quality, specifications or in other respects of Bulk Product,

                                                                31, October 1996

          provided that such changes shall be made only to the extent this is consistent with this Agreement, including without limitation Annex C.

     (f)  Regulatory Approval - Licensed Product.  Centaur will use its best
          --------------------------------------
          reasonable efforts to assist Lundbeck in providing to regulatory authorities all information with respect to the manufacture or quality control of Bulk Product necessary for regulatory approval of Licensed Products in the Territory.

     (g)  Reference Standard.  Centaur shall provide Lundbeck from time to time
          ------------------
          with reasonable quantities of Bulk Product of reference standard quality for analytical purposes free of charge.

     (h)  Centaur To Inform Lundbeck.  With respect to Centaur's undertakings
          --------------------------
          set forth in this Section 7.5, Centaur shall regularly inform Lundbeck of the status of such undertakings including, without limitation, the preparation and progress of Documentation.

B.   Collaborative Effort.  Lundbeck and Centaur will collaborate closely and
     --------------------
     regularly with each other in the performance of their respective undertakings pursuant to Section 7.2, 7.3, 7.4 and 7.5 and shall provide documents in their possession which would assist the other party with respect to such obligations. The Steering Committee may decide to engage in these collaborative efforts in furtherance of an optimal solution to questions emerging.

C.   Where Lundbeck Manufactures.  As provided for above if Lundbeck makes
     ---------------------------
     clinical supplies to Centaur and for below if Lundbeck is the "back-up supplier" in accordance with Sections 7.1, 7.19 7.20, 7.21 and 13.9, it will manufacture a portion of the Bulk Product necessary to serve the market in the Territory. To the extent that Lundbeck is explicitly required to perform any of the activities described in this Section 7, then its obligations will be the same as the obligations of Centaur as described above, and Lundbeck will similarly be required to keep Centaur informed, all as if the word "Lundbeck" were substituted for "Centaur" and vice versa in the provisions above.

7.6  Price of Bulk Product.  Lundbeck will after Registration purchase all
     ---------------------
     (subject to Lundbeck's own production described in this Section 7) Bulk Product, at the Standard Manufacturing Price ("SMP"). The SMP shall equal [*] of Standard Costs, which includes costs of production, quality control, quality assurance, handling, shipping and warehousing. Standard Costs shall equal the sum of A through E below:

     A.   Active and inactive raw materials and Bulk Products at purchase price
     B.   Finishing supplies at purchase price
     C.   Full direct labor costs including benefits costs
     D. Variable overheads (variable overheads include the expenses generated within a production department such as wages and benefits of indirect labor, indirect operating supplies, etc.)
     E. Fixed overheads (fixed overheads include those expenses necessary to run a particular manufacturing site (e.g. plant administration, taxes, insurance,

                                                                31, October 1996

          depreciation, repairs and maintenance) and are allocated to product based on its share of total direct labor hours, machine hours, cycle time and/or volume of end product)

     Provided, however, that in calculating Standard Costs, the sum of items D and E shall not exceed [*] of the sum of items A, B and C.

     If Centaur sources Bulk Product from a third party, the price charged to Lundbeck for such Bulk Product will be as if the Bulk Product was manufactured by Centaur, i.e., the SMP, using Centaur's average Standard Costs for the last three deliveries of Bulk Product of Centaur origin to Lundbeck.

     If Centaur sources Bulk Product from a third party without having sourced Bulk Product itself for the preceding twelve (12) months before the date of relevant delivery to Lundbeck hereunder, the price charged to Lundbeck for such Bulk Product will be the actual price charged to Centaur by the second supplier for the Bulk Product in question plus [*] always provided that the price so charged by the second supplier does not exceed the price otherwise charged to Centaur by the same supplier for other similar supplies as per Centaur's written evidence should Lundbeck so request.

     Should Centaur ever purchase Bulk Product or Bulk Substance whether for non-commercial or commercial use and/or finished Licensed Product from Lundbeck, it shall pay to Lundbeck Lundbeck's SMP price as calculated above.

7.7  Use of U.S. Generally Accepted Accounting Principles ("U.S. GAAP), Records
     --------------------------------------------------------------------------
     and Audit.
     ---------

A    U.S. GAAP. U.S. GAAP will be used in determining the components items A
     ---------
     through E in Section 7.6. The parties will have their accounting personnel communicate and coordinate to avoid any uncertainty and differences in understanding.

B.   Records.  Both parties shall keep for a period of five (5) calendar years
     --------
     following the year to which such records relate, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the SMP calculated under
     Section 7.6.

C.   Audit.  The other party shall have the right to have such pertinent books
     -----
     and records set out in Section 7.7 B of the other party inspected and examined at all reasonable times for the purpose of determining the accuracy of any payment made hereunder in respect of the SMP which are not charged more than three (3) years before the request for inspection. Such inspection and examination shall be conducted by an independent, certified public accountant selected by the party requesting the audit and to whom the other party shall have no reasonable objection. Such accountant shall not disclose to the party requesting the audit any information except for information necessary to verify the accuracy of the reports and payments made pursuant to this Agreement. Results of such review shall be made available to both parties. If the review reflects any wrongful payment, the relevant party shall promptly remit to the other party any amounts due with interest calculated using the simple average of the prime rate if interest as quoted by the Bank of America, San

                                                                31, October 1996

     Francisco, CA, USA on the date of the amount being originally due and the date of remittance. If the wrongful payment (excluding said interests) is equal to or greater than five percent (5%) of the total costs paid or defrayed by either party for such period under review, the party not having requested the audit shall pay all costs of such review and audit.

7.8  Minimizing Manufacturing Costs.  Centaur shall use its best reasonable
     ------------------------------
     efforts at all times to minimize Standard Cost while maintaining acceptable quality standards. If Lundbeck allege that Centaur's Standard Costs are too high, Centaur will have the burden of proving that its Standard Costs are not too high.

7.9  Forecast.  Lundbeck will, before each January 1, April 1, July 1 and
     --------
     October 1, present to Centaur a written non-binding forecast estimating the quantities of Bulk Product to be delivered during each of the next fifteen
     (15) months.

7.10 Firm Orders.  Lundbeck will place firm orders for delivery not less than
     -----------
     ninety (90) days prior to the required shipment date, and Centaur will be obliged to deliver all ordered Bulk Product by the delivery date stated in the order, except to the extent that such supply would exceed the latest non-binding forecast given by more than twenty percent (20%) for the month in question.

7.11 Delivery Terms.  Each delivery of Bulk Product will be effected Ex Works
     --------------
     Centaur's plant, in accordance with Incoterms 1990, as published by the International Chamber of Commerce. All quantities of Bulk Product will be delivered suitably packed for transportation. If so requested by Lundbeck, Centaur will act as Lundbeck's agent free of charge, except that such expenses may be included in the calculation of SMP, to make arrangements based upon Lundbeck's instructions for shipping and to prepare export documentation for the Bulk Product to such destination as Lundbeck may specify. Lundbeck will be responsible for all other arrangements including payment for shipping and customs at destination.

7.12 Payment for Bulk Product.  Prior to the beginning of any calendar quarter
     ------------------------
     (starting on January 1, April 1, July 1 and October 1) Lundbeck will estimate the amount of Bulk Product that Lundbeck will purchase from Centaur and Lundbeck will pay to Centaur in advance (using the definitions in Section 7.6) and forecast actual costs for that quarter. After that quarter ends, Lundbeck and Centaur will review the actual amount Lundbeck purchased and Centaur's actual costs within forty-five (45) days of the end of that quarter, should Lundbeck's advance payment have been greater than the SMP of the actual amount it purchased, Centaur will refund to Lundbeck the difference, or should Lundbeck's advance payment have been less than the SMP of the actual amount it purchased, Lundbeck will pay to Centaur the difference.

7.13 Lundbeck Improvements to Know-How.  In the event that Lundbeck develops
     ---------------------------------
     improvements to Know-How and/or Synthesis Data, such improvements will be shared cost free with Centaur, which shall be free to use said improvements in its own manufacture of Bulk Product or Bulk Substance, unless Lundbeck can establish that such improvements can be used independent from Centaur Know-How and/or Synthesis Data

                                                                31, October 1996

     and, if so, the parties shall, if Centaur so wishes, in good faith negoatiate terms for a license to Centaur of such improvements. If Centaur and Lundbeck jointly develop patents relating to the manufacturing of Bulk Product and/or Bulk Substance and/or Licensed Products, those patents will be jointly owned and Lundbeck will not be required to pay any royalties for their use.

7.14 Notification of Events Concerning Supply. Centaur shall continuously at any
     ----------------------------------------
     time unless having declared Force Majeure under Section 14 after the Registration of the first formulation of Licensed Product has been obtained in the Territory and for the term of this Section 7 hold a buffer of Bulk Product equivalent to not less than fifty (50) days average delivery to Lundbeck based on the deliveries in the last six (6) months. Centaur will promptly notify Lundbeck of any circumstances that may be of importance as to Centaur's ability to supply Lundbeck with Bulk Product. In the event Lundbeck should commence manufacture of Bulk Product as provided herein, Centaur will support Lundbeck in setting up a well functioning production, e.g., by furnishing Lundbeck with information, know-how, Synthesis Data and advice regarding processing and choice of machinery, equipment etc.

7.15 Lundbeck Inspection.  Within thirty (30) days following receipt of each
     -------------------
     shipment and before Bulk Product is put into further production, whichever is first to occur, Lundbeck shall carry out customary tests and inspections as required by the regulatory authorities in the Territory. Should any quantity of Bulk Product be found not to conform with the Specifications, Centaur shall, at its sole cost, replace the defective quantity without delay and no later than thirty (30) days of receipt of Lundbeck's notice to this effect, provided that Lundbeck has notified Centaur of such non-conformity within sixty (60) days following receipt of the defective quantity of Bulk Product.

7.16 Changes in Manufacturing Process.  No changes shall be made in the
     --------------------------------
     processes or specifications used in producing Bulk Product for Licensed Product without agreement by both parties. If such changes are required for regulatory reasons, neither party shall unreasonably withhold its consent to such changes. The parties shall enter into an Agreement for the manufacturing of Bulk Product substantially similar to that attached as Annex C.

7.17 Term.  Lundbeck's obligation to purchase Bulk Product for commercial use in
     ----
     accordance with this Section 7 shall commence as of the Date of Execution and, subject to Section 7.22 below, shall expire on a country by country basis in the Territory when there is no patent protection of CPI-1189 prohibiting an Independent Third Party from the legal or actual manufacturing and distribution of Bulk Product in a given country. The parties shall in reasonable time before such patent protection expires start to re-negotiate delivery terms, with a preference given by Lundbeck to Centaur over any other party offering substantially similar terms and conditions.

7.18 Back-Up Supplier.
     ----------------

     (a)  Appointment.  Centaur, in consultation and collaboration with and with
          -----------
          the approval of Lundbeck shall establish a back-up supplier for Bulk Product for commercial use for the Territory, which back-up supplier may also serve as a back-up supplier for

                                                                31, October 1996

          outside of the Territory. Centaur shall no later than twenty-four months after the Date of Execution suggest to Lundbeck such a back-up supplier to which Lundbeck may agree or disagree. If Lundbeck approves any such back-up supplier, it shall be consistent with the provisions of the manufacturing agreement between Centaur and Lundbeck attached as Annex C hereto. These obligations will apply only to a back-up supplier who will be producing Bulk Product for the Territory.

     (b)  Failure to Agree on Back-Up Supplier or Uncertainty of Supply. If
          -------------------------------------------------------------
          Centaur and Lundbeck cannot agree on a back-up supplier within three
          (3) months of Centaur suggesting a back-up supplier to Lundbeck in accordance with subparagraph (a) immediately above, then Lundbeck, until they do, if at all, shall have the right, but not the obligation to manufacture Bulk Product itself as a back-up supplier for the Territory and in accordance with Section 7.19 below. Additionally, even if the parties agree on a back-up supplier, Lundbeck may, by providing eighteen (18) months prior written notice to Centaur become back-up supplier of Bulk Product for the Territory.

     (c)  May Choose Back-Up Supplier At Any Time.  Should Lundbeck become back-
          ---------------------------------------
          up supplier for the Territory, the parties may still at any time agree another back-up supplier and then, transfer the back-up supply obligations from Lundbeck to such other party.

7.19 Lundbeck's Manufacture of Bulk Product.  Should Lundbeck determine to
     --------------------------------------
     become a back-up supplier for the Territory in accordance with Section 7.18, then Lundbeck shall be entitled under Lundbeck's Non-exclusive License to manufacture up to ten percent (10%) of Lundbeck's (or Lundbeck's Affiliates and sublicensees) total requirement of Bulk Product for commercial use (the exact amount to be coordinated by the parties with sensitivity to Lundbeck's production scheduling). Notwithstanding such manufacture by Lundbeck, Lundbeck shall, other than for Bulk Product covered by the provisions of Sections 7.2, 7.20 and 13.9(b) pay to Centaur with respect to such manufacture, an amount equal to fifty (50) percent of Centaur's Standard Costs as if such Bulk Product had been manufactured by Centaur.

7.20 Force Majeure - Manufacture.
     ---------------------------

     (a)  Lundbeck Right to Manufacture.  Centaur will notify Lundbeck as
          -----------------------------
          promptly as at all practicable of any Force Majeure event. In the event Centaur shall, for reasons of Force Majeure (as defined in Section 14.1 below but without regard to the time periods stated therein), be unable to supply Lundbeck (or Lundbeck's Affiliates or sublicensees) with its requirements of Bulk Product for commercial use, Lundbeck will be free to manufacture or have manufactured Bulk Product to satisfy its requirements and, if Lundbeck in its sole discretion determines to do so and if so requested by Centaur, Centaur's requirements for Bulk Product as well. Lundbeck will pay to Centaur with respect to such manufacture no part of Centaur's Standard Costs or SMP.

                                                                31, October 1996

     (b)  Centaur May Recommence Manufacture; If Centaur Does Not Recommence
          ----------------------------------
          Manufacture. Within one hundred twenty days (120) of the first occurrence of the Force Majeure event (as defined in Section 14 below but without regard to the time periods stated therein), Centaur will provide written notice to Lundbeck if it intends to attempt to recommence manufacture of Bulk Product. If Centaur states that it will not recommence manufacture, or it is unable to do so within one year from the end of this one hundred twenty (120) day period, then Lundbeck may continue to manufacture all of its requirements for Bulk Product in the Territory. At any time thereafter, should Centaur be able to recommence manufacture of Bulk Product, it may do so upon one hundred eighty (180) days prior written notice to Lundbeck and the parties will resume their prior obligations to supply and purchase of Bulk Product as from the time that supplies are actually recommenced using the pricing scheme set out in Section 7.6. Should Centaur recommence manufacture after such one hundred eighty (180) day prior written notice and Lundbeck still have in inventory Bulk Product which it has not sold, then Centaur will purchase such stocks (inventory) of Bulk Product from Lundbeck at a price equal to fifty (50%) of Lundbeck's SMP, and Centaur shall have the right to sell and Lundbeck shall have the obligation to purchase, any Bulk Product so purchased at 100% of Centaur's SMP.

7.21 Discretionary Lundbeck Supply of Centaur.  Should Centaur not be able to
     ----------------------------------------
     manufacture Bulk Product for commercial use for any reason, force majeure or otherwise it may ask Lundbeck to supply all or part of Centaur's needs for Bulk Product but Lundbeck, in its sole discretion, may refuse to do so. If Lundbeck agrees to do so the provisions above relating to Lundbeck's manufacturing of Bulk Product shall apply.

7.22 Default of Supply Obligation.  Failure by either party to comply with any
     ----------------------------
     of its material obligations contained in this Section 7 concerning Manufacturing and Supply following notice and opportunity to cure, as hereinafter provided (a "Default") shall not be governed by the provisions of Section 13.4 below but rather by this Section 7.22. The non-defaulting party shall give the other party notice specifying the nature of the breach of this Section 7 and requiring it to cure such breach. If such breach is not cured within one hundred twenty (120) days after the receipt of such notice (or one hundred eighty (180) days in event such breach cannot be reasonably expected to be cured within one hundred twenty (120) days), and the defaulting party gives notice to the other party of its inability to cure such breach within a 120-day period and the defaulting party thereafter uses reasonable efforts to cure such breach as soon as practicable, but in no event longer than one hundred eighty (180) days), the notifying party, if the notifying party is Lundbeck, shall have such rights as set forth in Section 13.9 and if the notifying party is Centaur, shall be entitled to terminate Lundbeck's rights and/or Centaur's obligations (the choice being in Centaur's sole discretion) under this
     Section 7, in either case by giving notice to that effect to the defaulting party. Notwithstanding the foregoing, a party shall not have a right to employ these remedies under this Section 7.22 in the event the other party pursuant to Section 16 has sought to resolve the dispute for which the remedy is being sought.


8.   MARKETING

                                                                31, October 1996

8.1  Lundbeck's Commercialization of Licensed Product.  Lundbeck agrees to use
     ------------------------------------------------
     its best reasonable efforts to commercialize Licensed Product in the Territory and will keep Centaur continuously informed with respect to such commercialization.

8.2  Price and Reimbursement Approval.  Lundbeck shall as promptly as
     --------------------------------
     practicable but in no event later than six (6) months from having received Registration, or as soon as legally possible, apply for price and reimbursement approval in each country in the Territory to the extent that price and reimbursement approval is mandatory or commonly obtained in each such country. Lundbeck shall start marketing Licensed Product, on a country by country basis in the Territory, as promptly as practicable after the date of Registration and, if such is necessary or commonly obtained, receipt of price and reimbursement approval, of the Licensed Product in each country in the Territory. If one year after Lundbeck has received Approval for Sale in a particular country within the Territory, Lundbeck has failed to commence sale in such country, then that country will be deemed excluded from the Territory and all rights to Licensed Product in that country (including the right to market) will revert to Centaur.

8.3  Product Manager.  Lundbeck shall at the latest one (1) year before it
     ---------------
     anticipates the start of the first Marketing Year appoint a product manager for the Licensed Products who shall have, as one of his/her major responsibilities, the marketing of Licensed Products and who shall as of the appointment be the focal person for future contacts between Lundbeck and Centaur. Centaur will identify a contact person for this function. Either party may replace such product manager or contact by giving thirty
     (30) days prior written notice to the other.

8.4  Marketing Plans.  Lundbeck shall three (3) months at the latest before the
     ---------------
     start of the first Marketing Year, and thereafter annually for the duration of the Agreement on November 30, send to Centaur a copy of its three year non-binding marketing plan(s) for the Licensed Product in the Territory.

8.5  Packaging.  Lundbeck shall package the Licensed Product in a package with
     ---------
     graphics and of a design which are comparable to those used for other Lundbeck similar products. Unless otherwise prohibited by regulatory authority, Licensed Product(s) or the packaging in which they are contained shall bear the label "Distributed or Manufactured (as appropriate) under license from Centaur Pharmaceuticals, Inc., CA, USA", or any similar wording as may be mutually agreed upon by the parties.

8.6. Information Regarding Post-Registration Material. Apart from the updating
     ------------------------------------------------
     of Know-How, Confidential Information and Synthesis Data, the parties shall keep each other reasonably informed about other material concerning Licensed Products such as without limitation marketing plans, strategic marketing planning and sales penetration information to be used in the United States of America or in the Territory, which each party shall be free to communicate to the other party, including but not limited to any information which may directly or indirectly affect the marketing success of Licensed Products in the United States of America or in the Territory, always provided that the other party directly or through an Affiliate or a licensee does not develop and/or market any other drug than Licensed Products for the Primary Indication. The parties shall at least six months before

                                                                31, October 1996

     the anticipated first sale of Licensed Products to an Independent Third Party seek to establish mechanisms in furtherance of such exchange of information. All material supplied by a party to the other party under this provision shall be Confidential Information in the hands of the receiving party; however, notwithstanding Section 10 or any other provision of this Agreement, both Parties shall be free to communicate to any of its Affiliates and/or licensees of Licensed Product Information received by the Parties under this provision, provided such Affiliates and licensees are under a secrecy obligation which is at least as limiting as Section 10.

8.7  Marketing Costs.  Lundbeck shall pay for all costs related to its marketing
     ---------------
     and sale of Licensed Products in the Territory.

8.8  Phase IV Trials. The parties shall at least six months before the
     ---------------
     anticipated first sale of Licensed Products to an Independent Third Party seek to establish mechanisms in furtherance of procedures and organisations similar to those set forth in Section 6 in order to coordinate performance of and collect information relating to Phase IV trials, i.e. trials with Licensed Products that are conducted after the first US-Registration or the first Registration have been granted subject to such trials are not being conducted as a part of the Plan.

9.   REPORTING OF ADVERSE REACTIONS

9.1  General. The parties shall regularly agree to arrangements and revisions
     -------
     hereof to secure the proper reporting of adverse drug reactions under any legislation that either party's operations with CPI-1189 and/or Licensed Products are subject to, and such arrangements shall be designed by taking due consideration of the stage reached in the development or marketing. If no such arrangements are agreed to, or if arrangements previously agreed to are terminated by either party with a notice of one (1) month, then the parties shall apply the procedures set forth in Section 9.2-9.9.

9.2  Definitions.  For the purpose of this Article 9, the following definitions
     -----------
     shall apply:

     (a) "Adverse Drug Reactions (ADR)" shall mean an undesirable experience occurring to a patient treated with Licensed Product, in so far the experience may be related to the Licensed Product administered and provided that the experience has occurred simultaneously with or after the patient has received treatment with the Licensed Product at doses recommended for use in humans for the prophylaxis, diagnosis or treatment of disease or the modification of physiological function.

     (b) "Serious Adverse Drug Reaction (SADR)" shall mean an ADR, which is fatal, life-threatening, disabling, incapacitating or which results in or prolongs hospitalization.

     (c) "Unexpected Adverse Drug Reaction (UADR)" shall mean an ADR not listed in the data sheet filed with the Health Authorities in the Territory by Lundbeck or, if applicable, an affiliate or sublease of Lundbeck which sheet contains a product characteristics, including all relevant safety information.

                                                                31, October 1996

     (d) "Serious, Unexpected Adverse Drug Reaction (SUADR)" shall mean an ADR, which is both Serious and Unexpected.

9.3  Report.  Within thirty (30) days from any agreed six (6) months period,
     ------
     each party shall provide the other party with a written report giving relevant information on any ADR having occurred during the preceding six
     (6) month period and of other clinical safety and/or toxicity findings related to Licensed Products, which have come to its attention during the same period.

9.4  Notice.  Each party shall notify the other party of any SADR, UADR and/or
     ------
     SUADR reported to it as having occurred in its territory, within forty-eight (48) hours from it becoming known to the relevant party that such an event has occurred. All future details relating to the reported SADR, UADR and/or SUADR shall be forwarded to the other party after receipt.

9.5  Notice Requirement of Sublicensees.  Centaur and Lundbeck will each ensure
     ----------------------------------
     that its respective licensees and sublicensees are obligated to notify promptly its licensor, whether Centaur or Lundbeck, of any ADR, SADR, UADR and/or SUADR which has come to said sublicensee's attention. The party who has received notification of such event shall inform the other of such event promptly.

9.6  Duty to Inform.  Each party will keep the other party informed of any
     --------------
     action it will take as a consequence of the receipt of such reports, in the case of SADR, SUADR and/or increased incidence of ADR and/or UADR, destroying the reputation of Licensed Product), recall of Licensed Product, etc., which may be anticipated to have an impact on the other party's activities hereunder.

9.7  Notification.  Each party shall be liable for notification to the relevant
     ------------
     health authorities of any kind of ADR, (whether UADR, SADR and/or SUADR) reported to it by the other and/or third parties, in compliance with national legal requirements in its territory which relates to such notification. However, each party undertakes to have any notification reviewed and approved by the other party before filing, in order for the parties to assure full compliance between the data stated in the notification and the parties' central archives. In case the other party can not legitimately be informed prior to filing with the relevant health authorities due to time constrains, the relevant party shall simultaneously with notifying the national authorities, forward to the other party a copy of the notification filed, indicating that the relevant health authorities have already been informed.

9.8  Pharmacovigilance Guidelines.  The pharmacovigilance guidelines herein
     ----------------------------
     agreed upon, reflect Council Directive 93/39/EEC of June 14, 1993, Chapter Va and Council Regulation (EEC) No. 2309/93 of July 22, 1993. However, these guidelines shall, inter partes, apply only as a minimum, being understood that national pharmacovigilance legislation applicable shall be abided by and prevail to the extent such national pharmacovigilance legislation is more restrictive than stated herein.

9.9  Additional Reporting.  Clinical findings related to the administration of
     --------------------
     Licensed Product to pregnant women and/or administered in indications or at dosages which have not been

                                                                31, October 1996

     approved by the relevant health authorities, in particular overdoses, shall be reported without undue delay, i.e. within ten (10) working days from the relevant party having recorded the incident, whether or not such administration results in an ADR, SADR, UADR and/or SUADR, and thereby already has been reported and whether or not the administration took place as a part of a clinical trial.

9.10 Information, Data, Reports.  Information, data and reports exchanged
     --------------------------
     hereunder shall be forwarded to the other party for the attention of the Drug Surveillance Unit.

9.11 Confidential Treatment.  Information and data exchanged under this Section
     ----------------------
     9 shall be considered as Confidential Information.

9.12 Right of Inspection.  Each party hereto shall have the right with a notice
     -------------------
     of one week to inspect and audit the pharmacovigilance facilities, files, data, procedures and other pharmacovigilance related matters of the other party hereto relating to CPI-1189 and Licensed Product, and without prejudice to any other remedy hereunder the parties shall continuously jointly discuss the optimizing of all pharmacovigilance related matters.


10.  CONFIDENTIALITY

10.1 Survival.  Confidential Information supplied by one party to the other as a
     --------
     result of this Agreement, shall be held in confidence by the receiving party until December 31, 2020 or ten (10) years after expiration or termination of this Agreement, whichever period is the longer.

10.2 Non-Confidential Information.  This secrecy obligation should not be
     ----------------------------
     considered violated, if and to the extent that Confidential Information:

     (a) is disclosed to government agencies for the purpose of obtaining Approval for Sale or filing or prosecuting patent applications;

     (b) must be disclosed to those persons who have a need to know in order to effectuate the development or, except as regards Synthesis Data, marketing of Licensed Product, provided that each such person signs an agreement obligating that person to hold the Confidential Information and Synthesis Data (when applicable) in confidence to the same extent as the parties hereto, it being understood that for employees of either party such obligation may be undertaken in a general confidentiality statement towards its employer; or

     (c) are disclosed pursuant to an order or requirement of a court, administrative agency or other government body but only, if possible, after informing the other party in advance of such disclosing and giving such party the opportunity to object and/or obtain satisfactory confidential protection.

10.3 Burden of Proof.  A party asserting that its obligation of confidentiality
     ---------------
     under this Article does not apply because of an exception to that obligation shall have the burden of proving

                                                                31, October 1996

     the exception it asserts.

10.4 Confidentiality Agreement.  Confidential Information exchanged under the
     -------------------------
     Confidentiality Agreement between the parties dated August 29, 1995 shall be governed by the provisions of this Article and the said Confidentiality Agreement will remain in force only to the extent consistent with the obligations stated in this Section 10 (in the event of any inconsistency, this Section 10 shall govern).

10.5 Supply of Confidential Information.  Confidential Information supplied by a
     ----------------------------------
     party to the other shall remain the property of the supplying party. Each party shall supply Confidential Information to the other to the extent it is necessary for the other to fulfil its obligations under this Agreement.


11. PATENT PROSECUTION; PATENT AND TRADEMARK INFRINGEMENT; KNOW-HOW; PROPRIETARY RIGHTS

11.1 Patent Prosecution. Centaur shall continuously use its best reasonable
     ------------------
     efforts in the continued prosecution and maintenance of Licensed Patents including, without limitation,

     (a) taking those actions needed to maintain the pendency of all pending national phase patent applications within Licensed Patents; to gain their allowance and grant as issued patents; and to maintain these issued patents by the timely payment of all taxes and maintenance fees;

     (b) taking those actions needed to maintain the pendency of pending South African patent application and pending Patent Cooperation Treaty (PCT) patent application US96/04538 through PCT Chapter I and Chapter II processing; to convert, no later than 26. September 1997 with written confirmation hereof to Lundbeck, and in accordance with a written notice as how to so convert by Centaur to Lundbeck no later than 3. September 1997, this PCT patent application to any and all necessary supranational and/or national applications in the countries of the European Union, Norway, Switzerland, Iceland, Poland, Rumania, Hungary, Russia, Estonia, Latvia, Lithuania, the Czech Republic, Croatia and Slovenia (for the purpose of this Section 11.1 such countries are collectively called "Core Patent Countries") and those other jurisdictions in the Territory reasonably agreed upon by Centaur and Lundbeck, and thereafter to maintain the pendency of all these national phase and supranational phase patent applications; to gain their allowance and grant as issued patents; and to maintain them by the timely payment of all taxes and maintenance fees; and

     (c) taking those actions needed to obtain any appropriate Supplementary Protection Certificates for medicinal products or patent term extensions for medicinal products for Licensed Patents wherever within the Territory such Certificates or extensions are desirable and permitted.

     (d) Notwithstanding the above, should Centaur believe that prosecution or maintaining

                                                                31, October 1996

          Licensed Patents in a given country or countries of the Territory other than in the Core Patent Countries is not necessary or commercially advisable, Centaur will give Lundbeck notice of this fact no less than sixty (60) days before any action for the further prosecution or maintaining is due. Within thirty (30) days of such notice Lundbeck may notify Centaur in writing that it wishes to prosecute and /or maintain such patent(s) on behalf of Centaur. Lundbeck may then do so and Centaur will cooperate with Lundbeck in this effort. Lundbeck's costs in so prosecuting and/or maintaining a patent in a country may be credited, dollar for dollar, against royalties Lundbeck would otherwise pay on Net Sales of Licensed Product in that country. Costs of prosecuting and/or maintaining a patent in one country may not be credited against royalties on Net Sales of Licensed Product in another country.

     (e) Centaur shall within 15 days of Lundbeck's request, advise Lundbeck in writing of the status of the patent filing, prosecution and/or maintenance pertinent to Licensed Patents.

11.2 Notice. Each party shall notify the other party promptly in writing of any
     ------
     infringement of Licensed Patents in the Territory or of equivalent patents for CPI-1189 outside the Territory which becomes known to such party, and Lundbeck and Centaur shall always use their best reasonable efforts to avoid Substantial Competition.

11.3 Centaur's Right to Commence Action.  Centaur shall have the initial sole
     ----------------------------------
     right to commence an action for infringement against the infringing party in its own name and/or in the name of Lundbeck (and/or its Affiliates and sublicensees, if applicable), together with the right to enforce and collect any judgment thereon, but such decision to be taken in consultation with Lundbeck. If Centaur elects to exercise the right to commence an action, then Lundbeck shall provide reasonable assistance in the prosecution of such action including, but not limited to, consenting to being joined in such action as a voluntary plaintiff. Centaur shall bear its own internal and external legal and other costs and expenses associated with the prosecution of the action. If Centaur brings an action and joins Lundbeck herein and the court awards costs against Lundbeck, then Centaur shall reimburse Lundbeck for such costs. Lundbeck shall have the right to independently retain legal counsel and consultants, at Lundbeck's sole cost and expense, but such counsel or consultants shall not have the right to affect Centaur's sole management of the prosecution of the action.

11.4 Monetary Recovery - Centaur Prosecution.  Any monetary recovery (whether by
     ---------------------------------------
     settlement or judgment) in connection with an infringement action commenced by Centaur shall be applied first to reimburse Centaur for its out-of-pocket expenses (including reasonable attorneys' fees) incurred in prosecuting such action and of any expenses of Lundbeck involved in the action, and second, to the extent any monetary recovery represents lost profits from lost sales of Licensed Product, that profit, less Centaur's royalty on lost Net Sales will be paid to Lundbeck with the royalty amount paid to Centaur. Any balance remaining shall be shared in the ratio of 80:20, Centaur:Lundbeck, respectively.

11.5 Lundbeck Prosecution and Monetary Recovery.  Should Centaur not initiate
     ------------------------------------------
     appropriate

                                                                31, October 1996

     and diligent action with respect to any such infringement set out in Sections 11.3-4 within three (3) months after receiving notice of any infringement, other than insignificant infringements, or possible infringement, other than insignificant possible infringements, of a Licensed Patent, Lundbeck shall have the right, but not the obligation, to take such action, at its own expense, in its own name and/or in the name of Centaur with the right to enforce and collect any judgment thereon. If Lundbeck elects to exercise the right to commence an action, then Centaur shall provide reasonable assistance in the prosecution of such action including, but not limited to, consenting to being joined in such action as a voluntary plaintiff. Lundbeck shall bear its own internal and external legal and other costs and expenses associated with the prosecution of the action. If Lundbeck brings an action and joins Centaur herein and the court awards costs against Centaur, then Lundbeck shall reimburse Centaur for such costs. and shall reimburse Centaur's costs associated with Lundbeck having prosecuted the action fully or partly in Centaur's name. Centaur shall have the right to independently retain legal counsel and consultants, at Centaur's sole cost and expense, but such counsel or consultants shall not have the right to affect Lundbeck's sole management of the prosecution of the action, except in the case where the opponent alleges that the Licensed Patents are invalid, in which case Centaur may enter such case and control it to the extent required to defend the validity of Licensed Patents, and if Centaur is so entering the case then Section 11.6 (i) shall apply mutatis mutandis. Any monetary recovery (whether by settlement or judgment) in connection with an infringement action commenced by Lundbeck shall be applied first to reimburse Lundbeck for its out-of-pocket expenses (including reasonable attorneys' fees) incurred in prosecuting such action and of any expenses of Centaur involved in the action, and second, to the extent any monetary recovery represents lost profits from lost sales of Licensed Product, that profit, less Centaur's royalty on lost Net Sales will be paid to Lundbeck with the royalty amount paid to Centaur. Any balance remaining shall be shared in the ratio of 80:20, Lundbeck:Centaur, respectively.

11.6 Third Party Claims of Infringement.  In the event of a third party claim
     ----------------------------------
     that the exercise of the Lundbeck License with respect to the manufacture, sale or other use of Licensed Product infringes any patent of such third party in a country in the Territory (a "Third Party Claim"), Centaur shall consult with Lundbeck and with respect to such Third Party Claim, Centaur shall (i) undertake, at Centaur's sole cost and expense, defense of such Third Party Claim, or (ii) request Lundbeck to undertake such defense, at Lundbeck's sole cost and expense. Each party will provide such reasonable assistance as the other needs and from time to time reasonably request. Neither Lundbeck nor Centaur shall settle any Third Party Claim, including an agreement to pay Third Party Royalties, without the reasonable approval of the other party. If Lundbeck shall, at Lundbeck's sole cost and expense, undertake to defend such Third Party Claim, fifty percent (50 %) of all such costs and expenses incurred by Lundbeck, including, without limitation, expert witness and attorneys' fees, and such damages payable to any third party (other than Third Party Royalties) shall be deducted from Basic Royalty or Trademark Royalty royalties payable to Centaur hereunder from any country in the Territory, provided that Centaur as per the Date of Execution has no knowledge of the Third Party Claim and/or of direct or indirect arrangement as to the use of CPI-1189 or any right pertaining thereto with the party so making the Third Party Claim, otherwise all such costs and expenses may be deducted in the said royalty payments.

                                                                31, October 1996

11.7   Payment of Third Party Royalties.  Except as provided in Section 2.4 (d),
       --------------------------------
       should Lundbeck or its sublicensees or Affiliates obtain one or more licenses under a patent not licensed hereunder and agree to pay a royalty in order to make, use or sell a Licensed Product in the Territory (whether as a condition of settlement of an infringement action, or by court order or for any other reason) the obtaining of such license must be reasonably approved by Centaur unless required by court order. The Basic Royalty or the Trademark Royalty payable to Centaur hereunder shall be reduced by fifty percent (50%) of the royalties paid to such third party, unless Centaur as per the Date of Execution has no knowledge of the Third Party Claim and/or of direct or indirect arrangement as to the use of CPI-1189 or any right pertaining thereto with the party so making the Third Party Claim in which case the said royalties shall be reduced with all the Third Party Royalties.

11.8   Registering Trademark.  Lundbeck shall select, and Centaur shall approve,
       ---------------------
       which approval shall not be unreasonably withheld or delayed, at least one Trademark for possible use on Licensed Products in the Territory and Centaur shall file applications for registrations and shall maintain such Trademark(s) in its own name. If Centaur has difficulties or is unable to register a selected Trademark, Centaur shall promptly advise Lundbeck and the parties shall discuss either to continue prosecution of the application, or Centaur shall select another Trademark which Lundbeck shall approve, which approval shall not be unreasonably withheld or delayed. All costs and expenses (including attorney's fees) associated with the filing of applications, prosecution of applications, registration and maintenance of registrations of Trademark shall be paid by Centaur. Lundbeck shall assist and cooperate with Centaur in its filing and prosecuting all Trademark applications and maintaining Trademark registrations as well as will sign all documents necessary to carry out filing and prosecuting such applications and maintaining such registrations, if necessary. Trademarks so selected and registered shall be the sole and exclusive property of Centaur.

11.9   No Confusingly Similar Marks.  Neither Centaur nor Lundbeck shall select,
       ----------------------------
       file an application or register any trademark in the Territory confusingly similar to that which Lundbeck selects pursuant to the above paragraph. Lundbeck shall not elect, file an application or register any trademark outside the Territory confusingly similar to that which Lundbeck selects pursuant to the above paragraph.

11.10  Quality Control Provision. All Licensed Products offered for sale by
       -------------------------
       Lundbeck bearing any Trademark licensed hereunder shall be of good quality. The term "good quality" shall for the purposes of this Section
       11.10 mean that the Licensed Product bearing the Trademark shall comply with the applicable laws and regulations for such products in the jurisdiction in which such Licensed Products are manufactured or offered for sale.

12.    LIABILITY AND INDEMNIFICATION

12.1   Limitation of Liability - Direct Damages.  A party shall be liable to the
       ----------------------------------------
       other for any direct damage or personal injury caused or contributed to by any action or inaction only if such action or inaction was the result of negligence.

                                                                31, October 1996

12.2 Limitation of Liability - Indirect Damages.  Neither party nor its
     ------------------------------------------
     directors, officers and employees shall be held liable for any incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of the use of any data or information supplied hereunder, loss of revenue or profit in connection with or arising out of this Agreement, the services performed by either party hereunder or the existence, furnishing, functioning, or the other party's use of any information, documentation or services provided pursuant to this Agreement, even if the party causing the damage have been advised of the possibility of such damages.

12.3 Centaur Indemnification.  Centaur agrees to indemnify, defend and hold
     -----------------------
     Lundbeck and each of its officers, directors, employees, agents and consultants (and their respective heirs and assigns) (each a "Lundbeck Indemnitee") harmless against all costs, claims, suits, expenses (including reasonable attorneys' fees) and damages in the Territory arising from any negligence of Centaur and each of Centaur's officers, directors, employees, agents, sub-contractors and consultants in the manufacture of Bulk Product and/or Bulk Sustance by Centaur if Centaur has failed to manufacture Bulk Product and/or Bulk Substance in accordance with the Specifications, provided that the Lundbeck Indemnitee gives reasonable notice to Centaur of any such claims or action, tenders the defense of such claim or action to Centaur and assists Centaur at Centaur's expense in defending such claim or action and does not compromise or settle such claim or action without Centaur's prior written consent.

12.4 Lundbeck Indemnification.  Lundbeck agrees to indemnify, defend and hold
     ------------------------
     Centaur and each of its officers, directors, employees, agents and consultants (and their respective heirs and assigns) (each a "Centaur Indemnitee") harmless against all costs, claims, suits, expenses (including reasonable attorneys' fees) and damages in the Territory arising from any negligence of Lundbeck, or any third party for whom Lundbeck is responsible, (a) in the manufacture of Bulk Product and/or Bulk Substance by Lundbeck if Lundbeck has failed to manufacture Bulk Product and/or Bulk Substance in accordance with the Specifications, or (b) in the distribution, promotion, marketing and/or selling of Licensed Product in the Territory, provided that the Centaur Indemnitee gives reasonable notice to Lundbeck of any such claims or action, tenders the defense of such claim or action to Lundbeck and assists Lundbeck at Lundbeck's expense in defending such claim or action and does not compromise or settle such claim or action without Lundbeck's prior written consent.

12.5 Insurance.  Both parties hereto shall take out and maintain in full force
     ---------
     and effect for the term of this Agreement insurance with first class insurers covering their respective liabilities under this Article, and each party shall without delay upon request from the other party forward copies of the relevant certificates of such insurance.


13.  TERM AND TERMINATION

13.1 Term.  The term of this Agreement shall be for a period beginning with the
     ----
     Date of Execution. Unless sooner terminated pursuant to this Section 13, the term of this Agreement shall end at such time as Lundbeck shall have no further obligation to make

                                                                31, October 1996

     payments to Centaur on Net Sales of Licensed Product, but the perpetual royalty-free license to the Trademark set forth in Section 5.11 shall continue unaffected unless terminated pursuant to Section 13.2-13.9.

13.2 Lundbeck Right to Terminate on Three or Twelve Months Prior Written Notice.
     --------------------------------------------------------------------------
     (a) Lundbeck may at any time, prior to obtaining Approval for Sale of a Licensed Product in the first country in the European Union, terminate this Agreement for any reason, effective upon three (3) months' prior written notice. Upon such termination, Lundbeck shall have no further rights or obligations under this Agreement except (i) for the payment obligation provided in Section 4.4 above, (ii) for the costs of any activities under the Plan or other obligations that Lundbeck had previously committed to (as opposed to generally agreeing to perform by virtue of adopting the Plan and the commencement of which having not been finally approved by the Steering Committee), and (iii) that Lundbeck shall promptly transfer to Centaur all permissions for clinical trials and Registrations it has made in the Territory and all Trademarks under which it would have or is marketing Licensed Product.

     (b) Lundbeck may at any time, after having obtained Approval for Sale of a Licensed Product in the first country in the European Union, terminate this Agreement for any reason, effective upon twelve (12) months' prior written notice.

     (c) Upon termination as set forth in Sub-paragraphs (a) and (b) immediately above, Lundbeck shall have no further rights or obligations under this Agreement except that Lundbeck shall promptly transfer to Centaur all permissions for clinical trials and Registrations it has made in the Territory and all Trademarks under which it would have or is marketing Licensed Product To the extent Lundbeck is not legally able to effect such transfers, with regard to the Registrations, Lundbeck will transfer to Centaur all materials submitted to the relevant regulatory agencies as well as back-up materials to permit Centaur to make its own filings, and with regard to the Trademarks Lundbeck cease using the Trademarks to market, sell and promote the Licensed Products. The license granted to Centaur in
          Section 2.2 will become worldwide. Lundbeck shall return all Confidential Information, except for one copy held in Lundbeck's confidential legal files for the sole purpose of monitoring compliance with its confidentiality obligations. Lundbeck shall, among other things, cease using the permission to perform clinical trials in the Territory, Registrations and Confidential Information.

13.3 Extended Force Majeure Conditions.  With the exception of a Force Majeure
     ---------------------------------
     situation involving Centaur's ability to supply Bulk Product, which is governed by Section 7.20 above, if Force Majeure conditions as set forth in
     Section 14 below persist for more than twelve (12) months from the date when the notice in which a party has pleaded Force Majeure was sent, the other party will be entitled to terminate this Agreement by written notice with immediate effect.

13.4 Material Breach.  If either party is in material breach of any of its
     ---------------
     obligations under this Agreement (except for breaches of obligations under Section 7 which are addressed in

                                                                31, October 1996

     Section 7.22 and Section 13.9 and not hereunder), the other party may give notice of such breach to the defaulting party and request the latter to remedy the same. If the party in breach fails to remedy said breach within thirty (30) days after the date of notice, then this Agreement may be terminated immediately by written notice of termination given by the complaining party, providing such notice is given within ninety (90) days from the expiration of the first thirty (30) day period. If the breach by its nature cannot be remedied, the notice of breach shall have effect as notice of termination at the date it is received by defaulting party.

13.5 Insolvency or Bankruptcy.  Either party may, in addition to any other
     ------------------------
     remedies available to it by law or in equity, terminate this Agreement by written notice to the other in the event (i) the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or (ii) there shall have been appointed a trustee or receiver of the other party, or (iii) any case or proceeding shall have been commenced or some other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect of there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other party, and any such event or action (except where a party voluntarily takes such actions (e.g., where a party makes a bankruptcy filing)) shall have continued for
     -----
     ninety (90) days undismissed, unbounded and /or undischarged (alternatively a "Bankruptcy").

13.6 Certain Consequences of Bankruptcy.  In addition to the rights provided in
     ----------------------------------
     Section 13.5 above, in the event of a Lundbeck Bankruptcy, all rights will revert to Centaur and the parties undertake to enact an orderly transition to do so including, without limitation, that Lundbeck shall promptly transfer to Centaur all Registrations it has made in the Territory and all Trademarks under which it would have or is marketing Licensed Product. To the extent Lundbeck is not legally able to effect such transfers, with regard to the Registrations, Lundbeck will transfer to Centaur all materials submitted to the relevant regulatory agencies as well as back-up materials to permit Centaur to make its own filings, and with regard to the Trademarks, Lundbeck will license Centaur exclusively on a royalty-free basis to use the Trademarks to market, sell and promote the Licensed Products on a world-wide basis.

13.7 Certain Consequences of an Acquisition of Centaur.  Should a multi-national
     -------------------------------------------------
     pharmaceutical or diagnostic company acquire more than 50% of the outstanding stock of Centaur entitled to vote for directors and there are still non-clinical, clinical or other activities ongoing under the Plan, then Lundbeck may, at its sole option, request that it have another partner for these trials, in which case Centaur will cooperate and consult with Lundbeck and use its best reasonable efforts to find such other partner.

13.8 Rights Upon and Effect of Termination of Agreement.
     --------------------------------------------------

     (a)  Existing Obligations.  Upon termination of this Agreement for any
          --------------------
          reason, nothing herein shall be construed to release either party from any obligation that matured

                                                                31, October 1996

          prior to the effective date of such termination.

     (b)  Surviving Provisions.  Upon termination of this Agreement the
          --------------------
          following provisions in addition to those provisions which survive according to their own terms, such as without limitation Section 5.11 and Section 10, shall survive: Sections 1, 9, 16 and 17.8.

     (c)  Sale of Stocks (Inventory).  Upon termination of this Agreement under
          --------------------------
          Section 13.2 or under Section 13.3, 13.4 or 13.5 by Centaur, Centaur shall have the right to buy any stocks of Licensed Products remaining unsold (if produced by Lundbeck, at Lundbeck's production costs or if purchased by Lundbeck, at Lundbeck's purchase price) and/or any stocks of CPI-1189 (if produced by Lundbeck, at Lundbeck's production costs or if purchased by Lundbeck, at Lundbeck's purchase price) in the possession of Lundbeck after the effective date of termination. In the event Centaur does not wish to exercise the right to buy back Licensed Products, and/or CPI-1189, Lundbeck shall have the right to use the remaining CPI-1189 for the manufacture of Licensed Products and sell out the remaining stock of Licensed Products within a reasonable period of time.

     (d)  Termination by Centaur or Lundbeck Voluntary Termination.  At the
          --------------------------------------------------------
          effective date of termination by Centaur for a material breach by Lundbeck or if Lundbeck determines to terminate this Agreement in accordance with Section 13.2 above, in both cases the provisions of
          Section 13.2 will apply and, in addition, Centaur shall have the royalty-free, non-exclusive, worldwide right to use Confidential Information (Know How, Information and Synthesis Data) owned and controlled by Lundbeck. Lundbeck will allow any reference to the Registrations obtained.

13.9 Special Provisions Relating to Centaur Default of Section 7 Obligations and
     ---------------------------------------------------------------------------
     Bankruptcy and Supply of Bulk Product.  Should there be a Centaur Default
     -------------------------------------
     (as defined in Section 7.22) of its material obligations under Section 7, except for Force Majeure in which case Section 7.20 applies, or a Centaur Bankruptcy (as defined above in Section 13.5), then Lundbeck has the following rights.

     (a) If a Licensed Product exists (meaning that a Licensed Product has obtained regulatory approval, but not necessarily reimbursement approval, in any country in the Territory or in the United States), then Lundbeck has the right to (i) manufacture all of its requirements of Bulk Product in the Territory, and (ii) may establish a back-up manufacturer of its choosing. Lundbeck will continue to pay royalties on Net Sales of Licensed Product to Centaur, but will not be required to make any payments to Centaur related to supply of Bulk Product maintaining full and unchanged access and license to Centaur Technology and to regularly receive Centaur Know-How; or

     (b) If a Licensed Product does not exist (using the same meaning of "exist" as subparagraph (a) above) and non-clinical or clinical development is still necessary, then Lundbeck (i) may perform the non-clinical and clinical activities under the Plan that remain to be done, crediting one half of those costs plus interest as set forth in

                                                                31, October 1996

          Section 6.10 against royalties it will owe Centaur, (ii) will have no obligation to make any further Annual Fee payments under Section 4.3 above, (iii) will have no obligation to make any further payments under Section 4.1 above, (i) may manufacture all of its requirements of Bulk Product for the Territory, and (v) may establish a back-up manufacturer of its choosing. Lundbeck will continue to pay royalties on Net Sales of Licensed Product to Centaur, but will not be required to make any payments to Centaur related to supply of Bulk Product maintaining full and unchanged access and license to Centaur Technology; or

     (c) Lundbeck may terminate this Agreement by written notice to Centaur to take effect forthwith.


14.  FORCE MAJEURE

14.1 "Force Majeure" when used in this Agreement means any default or delay (including, without limitation, an inability to supply Bulk Product and/or Licensed Product) attributable to any act of God, earthquake, flood, fire, explosion, destruction of machines, of factories, of substantial installations, strike, lockout, go-slows, occupation of factories and premises, work stoppages, labor dispute, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority (including, without limitation, drug regulatory authorities) or representative of any such government, or any other cause beyond the reasonable control of such party. Neither party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for Force Majeure, if the party affected shall give prompt notice of any such cause to the other party.
     The party providing such notice shall thereupon be excused from such of its obligations hereunder as it is so disabled and for thirty (30) days thereafter provided, however, that Force Majeure events relating to Section 7 will be governed by the provisions of Section 7.20 and events relating to
     Section 13 will be governed by Section 13.3. Notwithstanding the foregoing, nothing in this Section shall excuse or suspend the obligation to make any payment due hereunder in the manner and time provided.


15.  WARRANTIES AND REPRESENTATIONS

15.1 General Representations.  Each party hereby represents and warrants to the
     -----------------------
     other as follows:

     (a)  Duly Organized.  It is a corporation duly organized, validly existing
          --------------
          and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

                                                                31, October 1996

     (b)  Due Execution.  The execution, delivery and performance by it of this
          -------------
          Agreement (including the grant of the Lundbeck License by Centaur and of the Centaur License by Lundbeck) have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (iii) result in a breach of or constitute a default under any agreement, mortgage, lease, license, permit, patent or other instrument or obligation to which it is a party or by which it or its assets may be bound or affected.

     (c)  No Third Party Approval.  No authorization, consent, approval,
          -----------------------
          license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement (including the grant of the Lundbeck License by Centaur and of the Centaur License by Lundbeck) as it relates to CPI-1189.

     (d)  Binding Agreement.  This Agreement is a legal, valid and binding
          -----------------
          obligation of such party, enforceable against it in accordance with its terms and conditions, except as may be limited by bankruptcy laws or other laws affecting the rights of creditors generally, and rules of law governing equitable remedies. Each is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement (including the grant of the Lundbeck License by Centaur and of the Centaur License by Lundbeck) or that would impede the diligent and complete fulfilment of its obligations hereunder.

     (e)  Governmental Status.  It is not debarred or suspended from receiving
          -------------------
          contracts from the United States or Danish government or other governmental authority or agency.

     (f)  Full Disclosure.  Each party has disclosed to the other in good faith
          ---------------
          any and all material information relevant to the subject matter of this Agreement to such party's ability to observe and perform its obligations hereunder.

15.2 Centaur Representations.  Centaur represents and warrants to Lundbeck that:
     -----------------------

     (a) as of the Date of Execution, to the best of Centaur's knowledge and belief, Centaur is the sole owner of the entire right, title and interest in and to those Licensed Patents which include a Valid Claim for CPI-1189 and the same are free of any liens, encumbrances, restrictions, licenses and other legal or equitable claims of any kind or nature;

     (b) as of the Date of Execution, to the best of Centaur's knowledge and belief, Centaur is the sole owner or licensee of the entire right, title and interest in the part of the Centaur Technology not being Licensed Patents which include a Valid Claim for CPI-1189 and the same are free of any liens, encumbrances, restrictions, licenses and other legal or equitable claims of any kind or nature;

                                                                31, October 1996

     (c) it has the right to grant the Lundbeck License;

     (d) has not granted any license or sublicense of Centaur Technology for CPI-1189 in the Primary Indication;

     (e) as of the Date of Execution, to the best of Centaur's knowledge and belief, there are no third party rights, licenses or patents, other than the Lundbeck License, which is necessary for Lundbeck's use and enjoyment of the Lundbeck License; and

     (f) as of the Date of Execution Centaur has initiated no plans for and has filed no IND for an Additional Compound.

15.3 Lundbeck Representations.  Lundbeck represents and warrants to Centaur
     ------------------------
     that:

     (a) Lundbeck is acknowledged by the authorities in parts of the Territory as an approved manufacturer and marketer of drugs, and is as such under the inspection of the competent authorities;

     (b) Lundbeck, to the best of its knowledge, has been granted every reasonable assistance by Centaur in any inquiry concerning this Agreement and its subject matter; and

     (c)  it has the right to grant the Lundbeck License;

15.4 Warranty Disclaimers.  Nothing in this Agreement shall be construed as:
     --------------------

     (a) a warranty or representation by Centaur as to the validity or scope of the Centaur Technology, other than as specifically provided to the contrary herein;

     (b) a warranty or representation that anything made, used, sold or otherwise disposed of under this Agreement is or will be free from infringement of patents, copyrights and trademarks of third parties;

     (c) an obligation to bring or prosecute actions or suits against third parties for infringement;

     (d) conferring rights to use in advertising, publicity or otherwise any trademark or the name of Centaur or Lundbeck;

     (e) granting by implication, estoppel or otherwise any licenses under (i) patents of Centaur other than the Centaur Patents, and (ii) the Centaur Technology outside of the Primary Indication and/or outside of the Territory;

     (f) any representation by either party, express or implied, other than as specifically set forth herein, including representations of merchantability or fitness for a particular purpose, or that the use of Licensed Product will not infringe any third party patent,

                                                                31, October 1996

          copyright, trademark or other rights.


16.  RESOLUTION OF DISPUTES

16.1 General.  In acknowledgment of the benefit to both parties to resolve
     -------
     differences quickly and efficiently with as little disruption of each parties' business as possible, the parties agree to abide by the following provisions in connection with any dispute that should arise between the parties with respect to any matter relating to this Agreement, including any questions regarding the existence, validity or termination thereof.

16.2 Conciliation.  In the event that any controversy or claim shall arise
     ------------
     under, out of, in connection with, or relating to this Agreement or the breach thereof, the party initiating such controversy or making such claim shall provide to the other party a written notice containing a brief and concise statement of the initiating party's claims, together with relevant facts supporting them. During a period of sixty (60) days, or such longer period as may be mutually agreed upon in writing by the parties, following the date of said notice, the parties shall make good faith efforts to settle the dispute. Such efforts will include, but shall not be limited to, full presentation of both parties' claims and responses, with or without the assistance of counsel, before the President of Lundbeck and the President of Centaur, or an equivalent executive if such positions do not exist in the respective companies.

16.3 Arbitration.
     -----------

     (a)  Selection of Arbitrators.  In the event that the parties are unable to
          ------------------------
          resolve a dispute in accordance with Section 16.2 above, either party may submit the matter to binding arbitration in accordance with the procedures set forth below. If a party intends to commence arbitration to resolve a dispute, such party shall provide written notice to the other party of such intention, and shall designate one arbitrator. Within ten (10) days of receipt of such notice, the other party shall designate in writing a second arbitrator. The two arbitrators so designated shall, within ten (10) days thereafter, designate a third arbitrator. The arbitrators so designated shall not be employees, consultants, officers, directors or shareholders of or otherwise associated with either party or an Affiliate or sublicensee of either party. Except as modified by the provisions of this Section 16, the arbitration shall be conducted in accordance with the then rules of commercial arbitration of and before the American Arbitration Association in Toronto, Canada. The language of such arbitration shall be English and all notices and written submissions provided in such proceeding shall be in English.

     (b)  Written Proposals.  Within thirty (30) days after the designation of
          -----------------
          the third arbitrator, the arbitrators and the parties shall meet at which time each party shall be required to set forth in writing the issues which need to be resolved and a proposed ruling on each such issue. Written submissions shall be limited to 30 pages to text (not including exhibits which may include copies of agreements, or extracts from books and records, but including testimony affidavits).

                                                                31, October 1996

     (c)  Hearing.  The arbitrators shall set a date for a hearing, which shall
          -------
          be no later than thirty (30) days after the submission of written proposals, to discuss each of the issues identified by the parties. Each party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissibility of any evidence. Unless otherwise determined by unanimous agreement of the arbitrators the hearing shall be concluded in one (1) day unless the arbitrators conclude (by majority vote or greater) that the hearing should be extended to avoid working an injustice to one of the parties. The arbitrators shall have the right to grant a temporary injunction or a preliminary injunction for good cause shown, upon the filing of a petition for such relief by a party to this Agreement, the arbitrators deciding on the security, if any, to be made by the party seeking such relief for any unwarranted injunction

     (d)  Ruling.  The arbitrators shall use their best efforts to rule on each
          ------
          disputed issue within thirty (30) days after the completion of the hearings described in subsection (c) above. The arbitrators shall, by majority decision, select the ruling proposed by one of the parties as the arbitrators' ruling. The arbitrators' ruling shall be, in the absence of fraud or manifest error, binding and conclusive upon both parties and may be enforced in a court of competent jurisdiction. The arbitrators may not award punitive or exemplary damages.

     (e)  Arbitration Costs.  The arbitrators shall be paid a reasonable fee
          -----------------
          plus expenses, which fees and expenses shall be paid as designated by the arbitrators or if the arbitrators do not so designate such costs shall be shared equally by the parties.

     (f)  Attorneys' Fees/Costs.  If any arbitration, litigation, or other legal
          ---------------------
          proceeding occurs between the Parties relating to this Agreement, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses, including attorneys' fees, incurred in the proceeding.


17.  MISCELLANEOUS PROVISIONS

17.1 Assignability and Sublicenses.  This Agreement shall not be assignable or
     -----------------------------
     transferable, in whole or in part, by either party without the prior written consent of the other. No assignment or sublicense agreement shall relieve any party of responsibility for the performance of any accrued obligation which such party has then hereunder.

17.2 Publications.  The parties to this Agreement are free to make presentations
     ------------
     and publications relating to the results of any activities conducted pursuant to this Agreement prior to marketing of Licensed Product, but with due regard to the protection of Confidential Information and Licensed Patents hereunder and always provided that the Steering Committee has approved the scientific content of any such presentation or publication. For that purpose, the parties agree to provide the party's Project Leader and each member of the Steering Committee with a copy of any proposed written presentation,

                                                                31, October 1996

     abstract and/or publication relating to the results of such activities at least thirty (30) days prior to submission thereof for publication or presentation thereof. Each party will take due note of any comment by the other party and shall respect the response of the Steering Committee.

17.3 Public Announcements.  Each party agrees that, except as may be required by
     --------------------
     law, it shall not disclose the existence, substance or details of this Agreement without the prior written consent of the other party. In cases in which disclosure is proposed or required by law, the disclosing party, prior to such disclosure, will notify the non-disclosing party of the contents of the proposed disclosure. The non-disclosing party shall have the right to make reasonable changes to the disclosure to protect its interests. The disclosing party shall not unreasonably refuse to include such changes in its disclosure. Notwithstanding the above, any publicity, press release or announcement relating to the Licensed Product issued by Lundbeck shall mention Centaur to the extent reasonably feasible.

17.4 Notices.  All notices hereunder shall be in writing and shall be delivered
     -------
     personally or mailed by registered or certified (air) mail (return receipt requested), postage prepaid, or by internationally recognized courier, or by facsimile or delivery service for which receipt is given, to the following addresses of the respective parties, with a copy to the addressee's General Counsel:

     If to Centaur:      Centaur Pharmaceuticals, Inc.
                         484 Oakmead Parkway
                         Sunnyvale, CA 94086
                         United States of America
                         Attention:  President

     If to Lundbeck:     H. Lundbeck A/S
                         Ottiliavej 9
                         DK-2500 Copenhagen-Valby
                         Denmark
                         Attention: President

     Such notice shall be effective upon receipt.

17.5 Entire Agreement and Modifications.  This Agreement constitutes the entire
     ----------------------------------
     agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect to the subject matter hereof. No variation or modification of the terms of this Agreement, nor any waiver of any of the terms or provisions hereof, shall be valid unless in writing and signed by an authorized representative of each party or by the party against whom enforcement thereof may be sought.

17.6 Headings.  The headings contained in this Agreement are for convenience and
     --------
     reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.7 Severability.   The provisions of this Agreement are separate and
     ------------
     divisible, and the

                                                                31, October 1996

     invalidity or unenforceability of any part shall not affect the validity or enforceability of any remaining part or parts, all of which shall remain in full force and effect. However, the parties agree to substitute, any invalid or unenforceable provision, by a valid and enforceable provision which achieves, to the greatest extent possible, the financial balance and mutual understanding already established between the parties.

17.8 Governing Law.  This Agreement shall be construed, interpreted and governed
     -------------
     by the laws of the Province of Ontario and of the Commonwealth of Canada without regard to its conflict of law rules. Any issue of law pertaining to one or more Licensed Patents shall be construed, interpreted and governed by the law of the jurisdiction granting such Licensed Patent.

17.9 Public Notification and Approval.
     --------------------------------

     (a) Both parties may notify any relevant public national and/or supra-national entity, including the competition authorities of the United States of America, the European Union and of the European Economic Area, of the existence of this Agreement to comply with notification procedures and/or seek application of approval of this Agreement under relevant competition law, and such notifying party shall keep the other party informed about any such notification and other communication with the said public entities after such notification. If none of the parties have informed the other party of its intention of notifying this Agreement and/or seeking application of approval of this Agreement within 30 days after the Date of Execution both parties shall be regarded as having agreed not to notify this Agreement to supra-national authorities. Both party shall be solely responsible for notifications to the national public entities in its own country/state, and the party having not duly notified the national public entities in its own country/state shall hold the other party harmless for any claim, fine or any other sanctions from such national public entities.

     (b) The notifying party shall decide at its own discretion how the form of notification/approval to be chosen, including, but not limited to letter of comfort or formal decision, but the other party may in parallel apply another form of notification after having duly consulted the first party. Should a party before making any such notification wish to informally consult or otherwise discuss with the said public entities this Agreement and the notification to be made, the notifying party shall inform the other party before any such discussions are commenced.

     (c) Subject to one party intending to notify the said public entities the other party shall provide without any undue delay all financial and other information about the non-notifying party's company and the group of companies that the non-notifying party is affiliated with and relevant market information for the Licensed Product reasonably required by the notifying party or required by the public entities to which notification is made enabling the notifying party to duly make the notification or redress inquiries from the said public entities, but the non-notifying party may elect to communicate such information to the public authorities directly. The notifying party shall reveal Confidential Information only to such public entities to the extent necessary for the notification to the said public entities and shall do its utmost to

                                                                31, October 1996

            impose confidentiality obligations relating to the Confidential Information that are as least as limiting on such public entity as those obligations imposed on the notifying party hereunder.

       (d) Should the final decision from the said public entities, or the final decision from any body to which the public entities' decision may be appealed, decide not to approve this Agreement the parties agree to substitute in good faith without delay any not so approved provision by a valid and enforceable arrangement which achieves to the greatest extent possible the mutual understanding already established between the parties, but the invalidity or unenforceability of any part shall not effect the validity or enforceability of remaining part or parts of this Agreement all of which shall remain in full force and effect.

18.    KNOW HOW AND INFORMATION

18.1.  Centaur material. Information, Know How and Synthesis Data supplied by
       ----------------
       Centaur to Lundbeck are the property of Centaur in whatever shape Information, Know How and Synthesis Data are available, both original and copy. Centaur shall provide all Know How, Information and Synthesis Data as licensed in accordance with this Agreement during the entire term of this Agreement within a reasonable time after such is available.

18.2   Lundbeck material. Information, Know How and Synthesis Data supplied by
       -----------------
       Lundbeck to Centaur are the property of Lundbeck in whatever shape Information, Know How and Synthesis Data are available, both original and copy. Lundbeck shall provide all Know How, Information and Synthesis Data as licensed in accordance with this Agreement during the entire term of this Agreement within a reasonable time after such is available.

                                                                31, October 1996

This Agreement has been made in duplicate and signed by the parties hereto.

Copenhagen,                        Sunnyvale, CA


H. Lundbeck A/S                    Centaur Pharmaceuticals, Inc.



/s/ Erik Sprunk-Jansen             /s/ Brian Frenzel
----------------------             -----------------
Erik Sprunk-Jansen                 Brian Frenzel
President                          President



/s/ Eva Steiness
----------------
Eva Steiness
Executive Vice President



/s/ Ole Antonsen
----------------
Ole Antonsen
Senior Vice President

Date:   31.10.96                   Date:   October 31, 1996
     -----------                        -------------------



ANNEXES:

ANNEX A:       Patents and Patent Applications
ANNEX B:       Development Plan
ANNEX C:       Manufacturing Agreement

                                                                31, October 1996

                                    ANNEX A
                        PATENTS AND PATENT APPLICATIONS

 to Development, Patent and Trademark/Know-How Licensing and Supply Agreement -
      CPI-1189  between H. Lundbeck A/S and Centaur Pharmaceuticals, Inc.

                                                                    CONFIDENTIAL
                                    Annex A
               Lundbeck/Centaur Patents and Patent Applications

Docket                                                                                                      Application
Number  Title                                                          File Date  Country                   Number          Status
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
[*]
-----------------------------------------------------------------------------------------------------------------------------------
008MA   Benzamides for Neurodegenerative Disorder Treatment             4/1/96    Morocco                   PV.24193        Pending
-----------------------------------------------------------------------------------------------------------------------------------
[*]
-----------------------------------------------------------------------------------------------------------------------------------
008ZA   Benzamides for Neurodegenerative Disorder Treatment                       South Africa              N/A             Pending
-----------------------------------------------------------------------------------------------------------------------------------
009     Pharm Comp'ns of Acetoamidobenzamide Cpds for                   4/3/95    United States             08/415,694      Pending
          for Neurodegenerative Disorders                                           of America
-----------------------------------------------------------------------------------------------------------------------------------
010     Nitro- and Aminabenzamble Compounds for                         4/3/95    United States             08/415,248      Pending
          for Neurodegenerative Disorders                                           of America
-----------------------------------------------------------------------------------------------------------------------------------
011     Pharm Comp'ns of Nitro- & Aminabenzamble Cpds                   4/3/95    United States             08/415,847      Allowed
          for Neurodegerative Disorders                                             of America
-----------------------------------------------------------------------------------------------------------------------------------

                                                                31, October 1996

                                    ANNEX B
                                DEVELOPMENT PLAN

 to Development, Patent and Trademark/Know-How Licensing and Supply Agreement -
      CPI-1189  between H. Lundbeck A/S and Centaur Pharmaceuticals, Inc.

Major countries in the European Union identified according to Section 6.5 A:
France, Italy, Germany, Spain and United Kingdom.

Development Bar Chart:

The following Gantt charts outline the development plan for CPI-1189.

      Solid black bars represent tasks performed or to be performed by Centaur. Solid white bars represent tasks to be performed by Lundbeck.
      Shaded bars represent tasks to be performed jointly.
      Stripped bars represent tasks for which responsibility will be determined by the steering committee.

               [DIAGRAMS REPRESENTING DEVELOPMENT PLAN OMITTED]

                                     [*]

                                                                31, October 1996

                                    ANNEX C
      MANUFACTURING AGREEMENT (INCLUDING TENTATIVE QUALITY SPECIFICATIONS)

 to Development, Patent and Trademark/Know-How Licensing and Supply Agreement -
      CPI-1189  between H. Lundbeck A/S and Centaur Pharmaceuticals, Inc.

                                     DRAFT

                                   AGREEMENT

                                  concerning

                    Manufacture and Analysis under Contract

                                    between



Centaur Pharmaceuticals Inc.
484 Oakmead Parkway,
Sunnyvale, CA 94086
USA
(hereinafter referred to as "CENTAUR")

                                      and

H. Lundbeck A/S
Ottiliavej 9
DK-2500 Valby
(hereinafter referred to as "LUNDBECK")



1.    OBJECT

1.1 As CENTAUR is manufacturing pharmaceutical bulk Products (hereinafter referred to as Products) of which LUNDBECK is holder of the Marketing Approval, the relations between LUNDBECK and CENTAUR have to be established according to the instructions given in "The rules governing medicinal products in the European Community, Volume IV, Guide to Good Manufacturing Practice for medicinal products". This Agreement concerns manufacture and analytical control of Products mentioned in appendix I.


2.    RELATION TO AUTHORITIES

2.1 CENTAUR certifies that it is acknowledged by the "Food and Drug Administration" in USA as an approved manufacturer of drugs and is as such under the inspection of the same authorities.

                                                                        Page 1/8

2.2 LUNDBECK bears towards the authorities in ... (hereinafter referred to as the Territory) the responsibility for ensuring that the specifications, the manufacturing processes established by CENTAUR (hereinafter referred to as Specifications) are adequate in all respects as required by the health authorities in the Territory. CENTAUR shall at all times supply LUNDBECK with the current manufacturing procedures and analytical procedures. The procedures do not enter this agreement and the agreement will not be updated due to new version of manufacturing procedures.

3       MANUFACTURE

3.1 CENTAUR bears the responsibility towards LUNDBECK that Products comply with the Specifications and that the conditions for storage and transportation until delivery of the Products to LUNDBECK are fulfilled. CENTAUR is furthermore responsible to LUNDBECK for the manufacture and the analytical control are in compliance with the GMP-rules referred to in item 1.

3.2 CENTAUR shall ensure that all materials delivered to it are correct and according to Specifications for the Products.

3.3 LUNDBECK has the right to obtain sufficient information, including full details on the manufacturing processes and analytical procedures, from CENTAUR to enable it to evaluate CENTAUR's ability to successfully accomplish the work required. LUNDBECK has the right to evaluate CENTAUR's ability by visiting CENTAUR's premises upon announcement during the term of this Agreement for inspection of facilities, equipment, procedures and personnel.

3.4 Any significant change in manufacturing technical arrangements shall be agreed upon by both parties and shall be set out in writing. Such change shall be made in such a way that it does not cause Products to fail to meet the specifications or adversely affect them in any other way.

3.5 CENTAUR will not move the production to any other site than the site stated in Appendix I or to a third party without LUNDBECK's approval. CENTAUR shall permit LUNDBECK to inspect such new production site

                                                                        Page 2/8
        prior to moving any production process. Manufacturer shall not delegate, assign, or subcontract any of its rights and obligations hereunder to any third party unless LUNDBECK's written approval has been obtained.

3.6 LUNDBECK requires that reworking not covered by previously agreed to procedures shall be authorized by LUNDBECK's Quality Control Department before the reworking procedure is initiated.

4.      DOCUMENTATION

4.1 CENTAUR shall prepare a "Batch Record" for each batch of Products delivered to LUNDBECK. The Batch Record shall include the following:
        - Production and packaging site
        - Name of preparation and batch number;
        - full manufacturing details;
        - the batch number and quantity of each starting material used in the formulation;
        - a record of the in-process control followed and of the results obtained;
        - signature of the person(s) responsible for the manufacturing operation and the date of the signature;
        - certificates of analytical records for each batch,

4.2 The Batch Record shall be approved by CENTAUR, and for each batch LUNDBECK requires such Batch Record sent to LUNDBECK's Quality Control department.

4.3 The analytical records shall state the results for each analysis performed to ensure that the starting materials and the Products comply with the Specifications. The said certificates shall be approved by CENTAUR's Quality Control Department, and shall be submitted to LUNDBECK. Supporting analytical data will be available at CENTAUR for inspection by LUNDBECK, or will be submitted to LUNDBECK as agreed to between the Parties.

5       RETENTION OF REFERENCE SAMPLES AND DOCUMENTATION

5.1 Batch manufacturing records and analytical records as well as reference samples of starting materials and finished Product shall be kept by CENTAUR for at least

                                                                        Page 3/8
        one year after expiry of Product. Likewise, CENTAUR shall be monitoring the stability of the Product and supply LUNDBECK with the results thereof upon request.

6       RELEASE

6.1 LUNDBECK is responsible for the release of Products in the Territory. CENTAUR must not deliver Products to LUNDBECK before LUNDBECK's release in writing is received.

6.2 Before releasing the Products to the Territory LUNDBECK will ensure, that the Products comply with the Specifications, by carrying out analysis of each batch and by reviewing the Batch Record and the analytical Records provided by CENTAUR.

7       CONTACT PERSONS

7.1 The parties have appointed the following persons as responsible for the drawing up of technical arrangements for the manufacture, packaging and the quality control of the Products:

        For LUNDBECK:   Mrs. Tove Friche Nielsen,
                        -------------------------
                        Director of Quality Assurance
                        -----------------------------
                        H. Lundbeck A/S, Valby.

        For CENTAUR:    Ms. Claire Qwan, Quality Assurance Officer
                        ------------------------------------------
                        Centaur Pharmaceuticals INC., Sunnyvale

8       COMPLAINTS

8.1 CENTAUR shall be kept informed by LUNDBECK about all complaint LUNDBECK may receive concerning the quality of the Products and vice versa. For the entire shelf-life of the Products CENTAUR undertakes to answer all enquiries by LUNDBECK regarding Products and fully assist and cooperate with LUNDBECK in relation to any complaints about the quality of Products.

                                                                        Page 4/8

       9       MISCELLANEOUS


       9.1 Terms and conditions for the price and supply of the Products and the term of the contactual relationship for the Products have been agreed by the Parties in a separate Supply Agreement.

       9.2 This Agreement, is written in two original copies, one for each party, and is valid as long as LUNDBECK continues purchasing the Products from CENTAUR.


       Copenhagen,

       H. LUNDBECK A/S

                                    Vice President
                                    Regulatory Affairs and
                                    Quality Assurance
       -------------------------    -----------------        -------
       Name Jacques Mascaro        Title                    Date



       Sunnyvale,
       CENTAUR PHARMACEUTICALS INC.


       -------------------------    -----------------        -------
       Name                         Title                    Date

                                                                        Page 5/8

                                  APPENDIX I

                             To Agreement between
       Centaur Pharmaceuticals INC. and H. Lundbeck A/S dated 1996-10-11 concerning Manufacture and Analysis under Contract

Product:          [to be completed]/R/ Tablets
--------

Delivered as:     Bulk
-------------

Production site:  [to be completed]
----------------

                                                                        Page 6/8


Solubility:

                                               Average concentration=SD
                                               ------------------------
      Water pH 6.0:
      Ethanol:                                           [*]
      Ethyl acetate
      Phosphate buffer pH 2.0

Specifications:

      Primary Chemical Name
      Other Chemical Name
      Other Name                                         [*]
      Chemical Formula
      Molecular Weight
      Melting Point

Preliminary specification on particle
size distribution
(mean diameter, laser light diffraction):

      d 10%, more than:
      d 50%, interval:                         [*]
      d 95%, less than:

Attributes:

      Appearance
      Water Content
      Identity by FTTR                                   [*]
              by Ptoton NMR
      Purity by HPLC
      Melting Point



      Heavy Metals as Lead

      Elemental Analysis                       Target Percentages=SD
                                               ---------------------
             Carbon
             Hydrogen                                    [*]
             Nitrogen
             Oxygen

                                                                        Page 7/8

Copenhagen,
H. LUNDBECK A/S



                           Vice President
                           Regulatory Affairs and
                           Quality Assurance
---------------------      -------------------------     ----------------------
Name Jacques Mascaro       Title                         Date





Sunnyvale,
CENTAUR PHARMACEUTICALS INC.





---------------------      -------------------------     ----------------------
Name                       Title                         Date























                                                                        Page 8/8

                         Centaur Pharmaceuticals, Inc.
                             484, Oakmead Parkway
                              Sunnyvale, CA 94086
                                      USA




H. Lundbeck A/S
9, Ottiliavej
DK-2500 Copenhagen-Valby
Denmark                                                          31 October 1996



Gentlemen:

This letter will serve to verify that the compound known as CPI-1189 referred to in the "Development, Patent and Trademark/Know-How Licensing and Supply Agreement - CPI-1189" between the parties to this letter and dated the same date as this letter is the chemical formula [*] with a chemical structure as follows:




                    [DIAGRAM OF CHEMICAL COMPOUND OMITTED]



                                  Very truly yours,

                                  Centaur Pharmaceuticals, Inc.



                                  /s/ Brian Frenzel
                                  -------------------------------
                                  Brian Frenzel
                                  President




Agreed:


H. Lundbeck A/S


/s/ Erik Sprunk-Jansen
------------------------
Erik Sprunk-Jansen
President




/s/ Ole Antonsen
------------------------
Ole Antonsen
Senior Vice President



Date: 31.10.96
      __________________

                         Centaur Pharmaceuticals, Inc.
                             484, Oakmead Parkway
                              Sunnyvale, CA 94086
                                      USA



                                                          As of October 31, 1996



H. Lundbeck A/S
9 Ottiliavej
DK-2500 Copenhagen-Valby
Denmark




Gentlemen:

This letter will confirm the following amendments to the "Development, Patent and Trademark/Know-How Licensing and Supply Agreement - CPI-1189" (the "License Agreement") between the parties to this letter and dated the same date as this letter using the definitions and terms of the License Agreement:

Section 2.3 shall be changed by adding to the fourth line of this section, after "Kuwait" and before "Pakistan" a comma.

Section 2.4 (b) shall be changed by adding to the twentyfourth line after "...Basic Royalty for Licensed Product" and before "Should Lundbeck not", "should the Additional Compound be patent protected the royalty paid on Net Sales of the Additional Compound shall be at the Basic Royalty for the duration of such patent (reduced, if appropriate, for Substantial Competition rebates under Section 5.9 and the creditability of certain payments under Section 4.2)"

Section 2.5, second word, "outside" shall be changed to "Outside".

In Section 5.10 (b) and wherever otherwise relevant all references to "Trademark Royalty" as such term is used and defined in the License Agreement will be deemed, to be references to "Know-How/Trademark Royalty" with regard to countries which are not part of the European Union but included in the Territory.

Section 6.2, the word "(Project-Leader)" in the seventh line shall be changed to "(Project Leader)", i.e. written without hyphen.

Section 6.5 D shall be changed by adding to the twelfth line after "calculated using the" and before "the prime rate" "simple average of" and by changing in the thirteenth line after "CA, USA" and before "If the wrongful" "on the date of remittance" to "on the date originally due and the date of remittance".

Section 6.8 shall be changed by changing "Section 6.10 mutatis mutandis" in the last line after "applying" to "the principles of Section 6.10 with the necessary changes".

Section 7.7 C shall be changed by changing in the twelfth line after "the prime rate" and before "interest" "if" to "of".

Section 7.13 shall be changed by amending the fourth line after "or Bulk Substance," to "but if Lundbeck can establish that such improvement can be used independent from Centaur Know-How and/or Synthesis Data Lundbeck shall in addition be free to license its said improvements to independent Third Parties, in so far as that does not involve disclosure of Centaur's Know-How and/or Synthesis Data that are still secret" and by deleting", unless Lundbeck can establish that such improvements can be used independent from Centaur Know-How and/or Synthesis Data and, if so, the parties shall, if Centaur so wishes, in good faith negotiate terms for a license to Centaur of such improvements".

Section 7.20 (b) shall be changed by inserting in the fourth last line after "fifty" and before "(50%)" "percent".

Section 8.5 shall be changed by inserting in the fifth line after "Centaur Pharmaceuticals, Inc." and before "CA, USA" "Sunnyvale".

Section 11.1 (b) shall be changed in the fourth line by deleting "." after "26" and in the sixth line by deleting "." after 3".

Section 11.5 shall be changed by amending line twenty after "entering the case than" with the following: "the principles of Section 11.6 (i) shall apply with the necessary changes" and by deleting "Section 11.6 (i) shall apply mutatis mutandis".

Section 11.6 shall be changed by amending line fifteen after "hereunder" and before "provided that" with the following: "from countries where such Third Party Claim claims infringement" and by deleting "from any country in the Territory" and in the last line by changing "the said" to "any".

Section 11.7 shall be amended by inserting in line seven after "Centaur hereunder" and before "shall be reduced" "from countries where such Third Party Claim claims infringement" and in line nine by deleting after "Date of Execution" and before "knowledge" "no".


                                    Very truly yours,

                                    Centaur Pharmaceuticals, Inc.




                                    /s/ Brian Frenzel
                                    ------------------------------
                                    Brian Frenzel
                                    President

AGREED

H. Lundbeck A/S



/s/ Erik Sprunk-Jansen
-----------------------------
Erik Sprunk-Jansen
President



/s/ Ole Antonsen
-----------------------------
Ole Antonsen
Senior Vice President



                                       3